EXHIBIT (c)(4)(1)
REAL PROPERTY APPRAISAL REPORT

Exhibit (c)(4)(1)
REAL ESTATE
APPRAISAL REPORT
of
COMMERCIAL PROPERTY
at
PARCEL I: 2674 E. WALNUT AVENUE
PASADENA, CALIFORNIA
PARCEL II: 89 N. SAN GABRIEL BOULEVARD
PASADENA, CALIFORNIA
PARCEL III: 2675 N. NINA STREET
PASADENA, CALIFORNIA
VALUATION DATE:
OCTOBER 28, 2005
TYPE OF REPORT:
SUMMARY NARRATIVE APPRAISAL REPORT
REPORT DATE:
NOVEMBER 16, 2005
Prepared By:
ANCHOR PACIFIC COMPANY
2450 Mission Street, Suite 5
San Marino, California 91108
(626) 403-8470 • FAX (626) 403-8473

November 16, 2005
Ms. Paula Barnett, Esq.
17967 Boris Drive
Encino, California 91316

RE:	Commercial Properties at 2674 E. Walnut Avenue, 89 N. San Gabriel Boulevard and 2675 Nina Street Pasadena, California
Dear Ms. Barnett:
At the request of your office an appraisal has been made of the (3) commercial properties located at the above referenced addresses. The purpose of this appraisal was to determine the Market Value of the Fee interest in the subject properties as of the current inspection on October 28, 2005.
This is a Summary Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summary Appraisal Report. As such, it presents only summary discussions of the data, reasoning and analyses that were used in the appraisal process to develop the appraiser’s opinion of value. Supporting documentation concerning the data, reasoning and analyses is retained in the appraiser’s files. The depth of discussion contained in this report is specific to the needs of the client and for the intended use. The appraiser is not responsible for the unauthorized use of this report.
Personal property was not included in this appraisal assignment and values for same were not considered.
The date of our inspection was October 28, 2005. The following estimate of value is subject to the Assumptions and Limiting Conditions and included herein. The value conclusion represents a “cash” or “cash equivalent” value. The value estimate is based on a “normal” marketing time and reflects normal marketing conditions, discounting was not considered in this case. Considering economic conditions, “normal” marketing time was estimated to be from 10 to 12 months.
This report will be the result of a Complete Appraisal process in that the Departure Provision of the Uniform Standards of Professional Appraisal Practice was not invoked. The appraiser is and will remain in compliance with the Competency Provision of USPAP.

Ms. Barnett
November 18, 2005

As a result of the analysis and subject to the Assumptions and Limiting Conditions, it is estimated the Market Value for the subject properties was:

Parcel I:	$3,651,000
Parcel II:	$2,572,000
Parcel III:	$1,085,000

Total:	$7,308,000

Your attention is directed to the Assumptions and Limiting Conditions in the full report, specifically the items dealing with potential hazardous waste on the site and the lack of the appraiser’s expertise in detecting such potential hazards.

Respectfully submitted,
/s/ William H. Bortz
William H. Bortz
Certified General Appraiser State of California No. AG012078

Cc: Mr. Todd Kaltman
Duff & Phelps, LLC
2029 Century Park East
Suite #820
Los Angeles, CA 90067
WB:bz
Enclosures

TABLE OF CONTENTS

PAGE
Executive Summary	1-4

Assumptions and Limiting Conditions	5-8

Scope of the Appraisal	9

Certification	10

Estate Appraised	11

Regional Data – Los Angeles County	12-13

The City	14-15

Introduction/Definition of Market Value	16-19

Site Data	20-25

Highest and Best Use	26-27

Method of Appraisal	28

Summary Description of Improvements	29-32

Market Data Approach-Parcel I	33-34

Income Approach-Parcel I	35-39

Market Data Approach-Parcel II	40-41

Income Approach-Parcel II	42-46

Site Valuation	47-53

Correlation of the Value Estimate	54
Addendum

EXECUTIVE SUMMARY-PARCEL I
(2674 E. WALNUT STREET)

Property Use:	Light Industrial

Ownership:	Tsann Kuen, USA, Inc.

Estate Appraised:	Fee

Purpose:	Market Value

Location:	Los Angeles County

Access:	Walnut Street

Thomas Bros. Map:	566-E4

Census Tract:	4629.00

Assessor’s Parcel No.:	5748-005-032

General Plan & Zoning:	East Pasadena Specific Plan, District 1, Industrial General; EPSP-d1-IG

Flood Hazard:	Minimal

Environmental Hazards:	None identified

Lot Site Size/Shape:	20,656 Square Feet, irregular

Topography/Soils:	Level to street grade; sandy loam.

Off-Sites/Utilities:	Paved public street, 80’ wide, concrete curbs, gutters and sidewalks. All services in place.

Improvements:	One class “C” two story office building of 17,800 square feet.

Quality, Condition & Economic Life:	Average quality building shell and tenant improvements; actual estimated at 45 years; effective age 15 years; total expected life 90 years; estimated remaining economic life 35+ years.

Current Use:	Office building

Highest and Best Use:	Same as current use.

Valuation Date:	October 28, 2005 - “as is”

Inspection Date:	October 28, 2005

EXECUTIVE SUMMARY-PARCEL II
(89 N. SAN GABRIEL BOULEVARD)

Property:	Light Industrial Building

Ownership:	Tsann Kuen, USA, Inc.

Estate Appraised:	Fee

Purpose:	Market Value

Location:	Los Angeles County

Access:	Walnut Street and San Gabriel Boulevard

Thomas Bros. Map:	566-E4

Census Tract:	4629.00

Assessor’s Parcel No.:	5748-005-001

General Plan & Zoning:	EPSP-1d-IG (East Pasadena Specific Plan, District 1, Industrial General)

Flood Hazard:	Minimal

Environmental Hazards:	None identified

Lot Site Size/Shape:	13,778 Square Feet, irregular

Topography:	Level to street grade

Off-Sites/Utilities:	Corner of a paved public street, concrete curbs, gutters and sidewalks. East-West thoroughfare. All services in place.

Improvements:	One class “D” warehouse/industrial building of 10,717 square feet.

Quality, Condition & Economic Life:	Average quality building shell and tenant improvements; actual age is 58 years; effective age 25-30 years; total expected life 75 years; estimated remaining economic life 17 years.

Current Use:	Warehouse

Highest and Best Use:	Same as current use.

Valuation Date:	October 28, 2005 – “as is”

Inspection Date:	October 28, 2005

EXECUTIVE SUMMARY-PARCEL III
(2675 NINA STREET)

Property:	Parking lot - General Commercial

Ownership:	Tsann Kuen, USA, Inc.

Estate Appraised:	Fee

Purpose:	Market Value

Location:	Los Angeles County

Access:	Nina Street

Thomas Bros. Map:	566-E4

Census Tract:	4629.00

Assessor’s Parcel No.:	5748-005-013

General Plan & Zoning:	EPSP-d1-IG (East Pasadena Specific Plan, District 1, Industrial General)

Flood Hazard:	Minimal

Environmental Hazards:	None identified

Lot Site Size/Shape:	10,332 Square Feet, rectangular

Topography/Soils:	Level to street grade.

Off-Sites/Utilities:	Paved public street, 60’ wide, concrete curbs, gutters and sidewalks.

Improvements:	Commercial building

Current Use:	Parking lot/commercial building

Highest and Best Use:	Vacant land

Valuation Date:	October 28, 2005 – “as is”

Inspection Date:	October 28, 2005

*Special Note:	The improvements measuring 10,331 square feet as shown in the public record were not found in the current investigation. Rather a small building which was seen to have little or no commercial value.

EXECUTIVE SUMMARY-PARCELS I, II & III
(Continued)

Marketing Time/Exposure Period:	Six to twelve months, if professionally marketed to end-users and local investors.

Prepared for:	Ms. Paula Barnett, Attorney

Prepared by:	William Bortz

ASSUMPTIONS AND LIMITING CONDITIONS
The covering letter and the following report are made expressly subject to these contingent and limiting conditions.
That the legal description is correct. That the title is good and marketable. That the property was free and clear of all encumbrances, except for current taxes of record.
That no responsibility is assumed by the appraiser for matters which are legal in nature such as title defects, liens, encumbrances, encroachments, boundaries, etc. This appraisal is not a legal opinion.
That no guarantee is made as to correctness of estimates or opinions furnished by others and used in making this appraisal.
That, for the purpose of this appraisal, areas have been estimated, have not been calculated by the engineer, are approximate only and are not guaranteed to be correct from an engineering standpoint.
The appraisal herein is not required to give expert testimony, appear in court or appear before any Government Hearing with reference to the property appraised except on the basis of arrangements previously agreed upon.
It is assumed that the utilization of the land and improvements is within the boundaries of the property lines of the property described and that there is no encroachment or trespass unless noted with the report.
No survey of the property has been made by the appraiser and no responsibility is assumed in connection with such matters. Any maps, plats, or drawings reproduced and included in this report are intended only for the purpose of showing spatial relationships. The reliability of the information contained on any such map or drawing is assumed by the appraiser and cannot be guaranteed to be correct.
Because no detailed inspection was made, and because such knowledge goes beyond the scope of this appraisal, any observed condition comments given in this appraisal report should not be taken as a guarantee that a problem does not exist. Specifically, no guarantee is made as to the adequacy or condition of the foundation, roof, exterior walls, interior walls, floors, heating systems, air conditioning system, plumbing, electrical service, insulation, or any other detailed construction matters. If any interested party is concerned about the existence, condition, or adequacy of any particular item, we would strongly suggest that a construction expert be hired for a detailed report.
Information provided by informed local sources, such as government agencies, financial institutions, realtors, buyers, sellers, property owners, bookkeepers, accountants, attorneys, and others is assumed to be true, correct, and reliable. No responsibility for the accuracy of such information is assumed by the appraiser.

ASSUMPTIONS AND LIMITING CONDITIONS
(Continued)
The comparable sales data relied upon in the appraisal is believed to be from reliable sources. Though all the comparables were examined, it was not possible to inspect them all in detail. The value conclusions are subject to the accuracy of said data.
All values shown in the appraisal report are projections based on our analysis as of the date of the appraisal. These values may not be valid in other time periods or as conditions change. Since the projected mathematical models are based on estimates and assumptions which are inherently subject to uncertainty and variation depending upon evolving events, we do not represent them as results that will actually be achieved.
The appraiser reserves the right to make adjustments to this appraisal at a later date if more reliable data becomes available for review.
It is assumed that there was full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report. It is assumed that all applicable zoning and use of regulations and restrictions have been compiled with, unless a non-conformity has been stated, defined and considered in the appraisal report.
It is assumed that all required licenses, consents, or other legislative or administrative authority from any local, state or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.
The appraisal should not be considered a report on the specific physical items that are a part of this property. Although the appraisal may contain information about the physical items being appraised (including their adequacy and/or condition), it should be clearly understood that this information is only to be used as a general guide for the property valuation and not as a complete or detailed physical report. The appraisers are not construction, engineering, or legal experts, and any opinion given on these matters in this report should be considered preliminary in nature.
The observed condition of the foundation, roof, exterior walls, interior walls, floors, heating system, plumbing, insulation, electrical service, and all mechanical and construction is based on a casual inspection only and no detailed inspection was made. For instance, we are not experts on heating systems and no attempt was made to inspect the heating unit. The structures were not checked for building code violations and it is assumed that all buildings meet the building codes unless so stated in the report.
Some items such as conditions behind walls, above ceilings, behind locked doors, or under the ground are not exposed to casual view and, therefore, were not inspected. The existence of insulation (if any is mentioned) was found by conversation with others and/or circumstantial evidence. Since it is not exposed to view, the accuracy of any statements about insulation cannot be guaranteed.

ASSUMPTIONS AND LIMITING CONDITIONS
(Continued)
It is assumed that there are no hidden or unapparent conditions of the property, sub-soil, or structures which would render it more or less valuable. No responsibility is assumed for such conditions or the engineering which may be required to discover such factors. Since no engineering or percolation tests were made, no liability is assumed for soil conditions. Subsurface rights (mineral and oil) were not considered in making this appraisal.
Possession of this report or any copy thereof does not carry with it the right to publication, nor may the same be used for any purpose by any but the applicant without the previous written consent of the appraiser or the applicant, and in any event, only in its entirety.
The appraiser is not qualified to detect hazardous waste and/or toxic materials. Any comment by the appraiser that might suggest the possibility or presence of such substances should not be taken as confirmation of the presence of hazardous waste and/or toxic materials. Such a determination would require investigation by a qualified expert in the field of environmental assessment. The presence of substances such as asbestos, ureaformaldehyde foam insulation or other potentially hazardous materials may affect the value of the property. The appraiser’s value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value unless otherwise stated in the report. No responsibility is assumed for any environmental conditions, or for any expertise or engineering knowledge required to discover them. The appraiser’s descriptions and resulting comments are the result of routine observations made during the appraisal process.
The appraiser has examined the available flood maps that are provided by the Federal Emergency Management Agency (or other data sources) and has noted in the appraisal report whether the subject site is located in an identified Special Flood Hazard Area. Because the appraiser is not a surveyor, no guarantees, express or implied, are made regarding this determination.
Unless otherwise stated in this report, the subject property is appraised without a specific compliance survey having been conducted to determine if the property is or is not in conformance with the requirements of the Americans with Disabilities Act. The existence of architectural and communications barriers that are structural in nature that would restrict access by disabled individuals may adversely affect the property’s value, marketability or utility.
Any proposed improvements are assumed to be completed in a workmanlike manner in accordance with the submitted plans and specifications.

ASSUMPTIONS AND LIMITING CONDITIONS
(Continued)
This is a Summary Appraisal Report which is intended to comply with the reporting requirements set forth under Standard Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summary Appraisal Report. As such it might not include full discussions of the data, reasoning and analyses that were used in the appraisal process to develop the appraiser’s opinion of value. Supporting documentation concerning the data, reasoning and analyses is retained in the appraiser’s files. The information contained in this report is specific to the needs of the client and for the intended use stated in this report.
Since earthquakes are a part of the geological make-up of all Southern California no responsibility is assumed for their possible effect on the subject property.

SCOPE OF THE APPRAISAL
The appraisal process included:
1.	A detailed inspection and analysis of the site and improvements.

2.	Collection, assemblage and analysis of neighborhood, community and general area data that influence the subject property.

3.	Collection, assemblage and analysis of comparable cost data in arriving at a replacement cost estimate of the subject improvements plus a depreciation analysis.

4.	Collection and analysis of comparable sales and comparable rentals within the neighborhood and/or competitive marketing area and the selection of the most relevant market data that can be reasonably compared to the subject property.

5.	Processing, analyzing and correlating all relevant data to arrive at value indicators.

6.	Analyzing and correlating the value indicators to arrive at a reasonable market value conclusion for the subject property.

CERTIFICATION
I certify to the best of my knowledge and belief:
The statements of fact contained in this report are true and correct.
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions and conclusions.
I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.
My compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.
My analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) as developed by the Appraisal Foundation and the Code of Professional Ethics of the Appraisal Institute.
Norman Smith, Senior researcher at Anchor Pacific Company provided professional assistance to the person signing this report.
I made a physical and visual inspection of the property on October 28, 2005. Any other information regarding the physical aspects of the subject property were extracted from a property profile obtained from a title insurance company, agent for owner, and/or other published sources of public record.
The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan. Additionally, no agent or employee exerted any undue pressure which could lead to a misleading or inaccurate appraisal.
No change of any item in the appraisal report shall be made by anyone other than the appraiser, and the appraiser shall have no responsibility for any such unauthorized change.
Neither all nor any part of the contents of this report, including the conclusions as to the value, the identify of the appraiser or the firm which he or she is connected shall be disseminated to the public through the advertising media, public relations media, sales media, or any means of communications without prior written consent and approval of the undersigned.

/s/ William H. Bortz
William H. Bortz
Certified General Real Estate Appraiser State of California No. AG012078

ESTATE APPRAISED
The value estimate is based on a fee simple estate. The property is occupied by tenants. A leased fee or leasehold interest has been established.
PROPERTY RIGHTS DEFINED
Property interests are defined as follows:
Fee Simple Estate: an absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation eminent domain, police power, and escheat.1
Leased Fee Interest: the lessor’s or landlord interest. A leased fee estate is an ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor (the leased fee owner) and lessee (leaseholder) are specified by contract terms contained within the lease. Although the specific details of leases vary, a leased fee generally provides the lessor with rent to be paid by the lessee under stipulated terms; the right of repossession at the termination of the lease; default provisions; and the rights to sell, mortgage, or bequeath the property, subject to the lessee’s rights, during the lease period.2
Leasehold Interest: the lessee’s, or tenant’s estate. A leasehold estate is the interest held by the lessee (tenant or renter) through a lease transferring specified rights, including the right of use and occupancy, for a stated term under certain conditions. When a lease is transmitted, a tenant usually acquires the rights to possess the property for the lease period, to sublease the property if allowed or desired, and perhaps to improve the property under the restrictions specified in the lease. In return, the tenant is obligated to pay rent, surrender possession of the property at the termination of the lease, remove any improvements the lessee has modified or constructed if specified, and abide by the lease provisions.3 Normally, tenant improvements may not be removed by the lessee unless permitted under the lease contract.

[1]	The Appraisal of Real Estate, Appraisal Institute, Eleventh Edition, 1996, page 137.

[2]	Ibid., page 138.

[3]	Ibid., page 138.

REGIONAL DATA – LOS ANGELES COUNTY
LOS ANGELES COUNTY PROFILE
•	Los Angeles County (Los Angeles-Long Beach PMSA) covers 4,752 square miles, and has a July 1, 2001 population of 9,748,500, an increase of 888,200 since 1990. The County’s population would make it equivalent to the ninth largest state in the nation, just behind Michigan.

•	A quick demographic profile of Los Angeles County indicates that: 44.6% of the population is Hispanic; 31.1% White non-Hispanic; 12.0% is Asian-Pacific Islander; and 9.5% Black (2000 Census). 70% of the population has a high school diploma or more, while 22% has a bachelor’s degree or more (1990 Census).

•	There is a diverse economic base in Los Angeles County (based on the concept of “export: of goods or services) using 2001 average employment as a measure. The leading industries are: 1) business & professional management services (including management consulting, engineering and advertising) with 488,600; 2) tourism with 314,200; 3) health services/bio-med with 305,600; 4) direct international trade with 287,000; and 5) motion picture/TV production with 246,600.

•	The “new economy” of Los Angeles County often is technology driven, and would include bio-med, digital information technology, multimedia, and advanced transportation technology. This builds on the vibrant technological research capabilities of the County. Another key driver is the creative resources, and there is a growing fusion between technology and creativity.

•	Los Angeles is the second largest major manufacturing center in the U.S., with 605,700 workers in these activities in 2001. The largest components are: apparel with 91,400; instruments with 50,900; aircraft & parts with 47,800; printing/publishing and fabricated metal products both with 47,200; food & kindred products with 46,100; industrial machinery with 44,400; and electronic products with 41,200.

•	International trade is a major component of the area’s economy. The “Los Angeles Customs District” (including the ports of Long Beach and Los Angeles, Port Hueneme, and Los Angeles International Airport) is the nation’s second largest, based on value of two-way trade. In 2001, this totaled $212.5 billion, compared with $214.1 billion of the first place New York. Major investments are being made in port and transportation facilities, including the $2.4 billion Alameda Corridor project which was completed on-time and on-budget in April, 2002. There are also three foreign trade zone designations.

•	Higher and specialized education is a strength of Los Angeles County, with 159 college and university campuses. These range from California Institute of Technology, the Claremont Colleges, UCLA, and USC, to specialized institutions such as the California Institute for the Arts, the Art Center College of Design, the Fashion Institute of Design and Merchandising, and the Otis Art Institute. Medical education is also a strong point with two each of medical schools, dental schools, and eye institutes, as well as specialized research and treatment facilities such as the City of Hope. The community colleges offer an array of innovative programs, such as fashion design, multimedia, and computer assisted design and manufacturing training.

REGIONAL DATA – LOS ANGELES COUNTY
LOS ANGELES COUNTY PROFILE
(Continued)
•	Transportation service in Los Angeles County is extensive. In addition to the ports and airports noted above, there are three other commercial airports (Glendale-Burbank-Pasadena, Fox Field and Long Beach). Besides the extensive freeway system, there is an array of rail mass transit options including Amtrak, Metrolink (commuter rail), and Metrorail (subway & light rail). Rail freight service is provided by Burlington Northern Santa Fe and the Union Pacific.

•	Quality of life options in Los Angeles County range from professional sports to personal recreation at beaches, marinas, and mountain resorts. There is a growing array of fine and performing arts activities, as well as a variety of special festivals including the renowned Tournament of Roses. In the past few years, many new landmarks opened, including the Getty Center, the California Science Center and the Staples Center sports arena in downtown Los Angeles, and the Aquarium of the Pacific in Long Beach.

•	General Information

County seat:	Los Angeles
Address:	500 W. Temple Street
Room 358, 90012
Telephone:	213-974-1311
Internet:	http://lacounty/info/
Incorporated:	February 18, 1850
Form of government:	Charter
Land area (square miles):	4,060.9
Water area (square miles):	691.5

THE CITY
Pasadena is located 15 minutes northeast of downtown Los Angeles and 405 miles southeast of San Francisco.
SIZE
23.1 square miles
POPULATION
142,200
ALTITUDE
864 Feet (at City Hall)
CLIMATE
Dry, subtropical with a yearly mean average temperature of 69 degrees. Prevailing winds are southwest. Yearly mean rainfall is 11.7 inches.
GOVERNMENT
Suburban community, general law, council-manager type of government. Incorporated June 19, 1886.
PROPERTY TAX RATE
All property-residential, commercial, industrial is appraised at full market value as it existed on March 1, 1975, with increases limited to 2% annually. Property created or sold since March 1, 1975 will bear full cash value as of the time creased or sold, plus the 2% annual increase. The basic tax rate is $1.00 per $100 appraised (real cash) value plus any special taxes levied to cover bonded indebtedness for county, city, school or other taxing agencies. Appraised valuations and tax rates are published annually after July.
UTILITIES

Electricity:	Pasadena Water & Power Department
Natural Gas:	Southern California Gas Company
Telephone:	SBC formerly Pacific Bell
Water:	Pasadena Water & Power
Cable Television:	Cencom Cable
SCHOOLS
11 Elementary Schools, 2 Junior High Schools, (3) Senior High Schools, (32) Private Schools and (11) Universities or Colleges, (89) Pre-Schools or Child Care Centers

THE CITY
(Continued)
BUSES
Metropolitan Transit Authority
Dial-a-Ride, City of Pasadena
Embree Bus, Inc.
Greyhound-Trailways Bus Lines
HIGHWAYS
Pasadena Freeway (California 110), Foothill Freeway (I-210), Ventura Freeway (California 134) and Long Beach Freeway (I-710).
COMMERCE
30 miles from Los Angeles-Long Beach Harbors
AIRPORTS
Pasadena is served by three airports, Burbank-Glendale-Pasadena Airport, L.A. International Airport and Ontario International Airport. Both Ontario and Burbank Airports are 15-30 minutes from Pasadena while Los Angeles International is approximately a one hour freeway drive from Pasadena.
Transportation to and from all airports is provided by many services, including bus and limousine service and door-to-door shuttles.
RECREATIONAL FACILITIES
(24) parks, (76) tennis courts, (1) YMCA, (3) golf courses (1 private), (2) public plunges and (2) riding academies.
CHURCHES AND LIBRARIES
(125) churches and (1) city library and (8) branches and (1) county library
NEWSPAPER
The Star News
The Pasadena Weekly
Plus all regional and metropolitan Los Angeles newspapers

INTRODUCTION
DEFINITION OF MARKET VALUE
Market Value means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:
(1)	buyer and seller are typically motivated;

(2)	both parties are well informed or well advised, and acting in what they consider their own best interests;

(3)	a reasonable time is allowed for exposure in the open market.

(4)	payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

(5)	the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

(Source:	Office of the Comptroller of the Currency under 12 CFR, Part 34, Subpart C-Appraisals, 34.42 Definitions (f).)
PURPOSE AND FUNCTION OF THE APPRAISAL
The purpose of this appraisal is to provide the appraiser’s best estimate of total and individual market value of the subject real properties as of the effective date. Market value is defined by the federal financial institutions regulatory agencies as that definition is given above.
INTENDED USE AND USER OF THE APPRAISAL REPORT
The information and value conclusions contained in this report are intended strictly for use by the client and assigns for real estate and/or business purposes. The intended use of this appraisal is to assist the client in establishing market value at the effective date (October 28, 2005) of this report. The disclosure of the contents of this report to any other third party other than the client is strictly prohibited, and may render this appraisal invalid.
EFFECTIVE DATE OF VALUE
October 28, 2005
INSPECTION DATE
October 28, 2005

INTRODUCTION
(Continued)
REPORT DATE
November 21, 2005
LEGAL DESCRIPTION – PARCEL I
Lots 3, 4, 5, in Block 7 of L.J. Rose’s Subdivision of Lamanda Park, in the City of Pasadena, County of Los Angeles, State of California, as per map recorded in Book 7, Page 38 of Miscellaneous Records, in the Office of the County Recorder of said County.
Site (Legal) address: 2674 E. Walnut Street, Pasadena, California
Site (Mailing) address: 2670 E. Walnut Street, Pasadena, California
Assessor’s Parcel Number: 5748-005-032
PROPERTY OWNERSHIP AND RECENT HISTORY – PARCEL I
The owner according to Public Records is Tsann Kuen, USA, Inc..
The subject property has not had a transfer of ownership since 1995 according to public records as surveyed by National Data Collective.
LEGAL DESCRIPTION – PARCEL II
Lots 1, 2 in Block 7 of L.J. Rose’s Subdivision of Lamanda Park, in the City of Pasadena, County of Los Angeles, State of California, as per map recorded in Book 7, Page 38 of Miscellaneous Records, in the Office of the County Recorder of said County.
Site (Legal) address: 89 N. San Gabriel Boulevard, Pasadena, California
Site (Mailing) address: 89 and 91 N. San Gabriel Boulevard, Pasadena, California
Assessor’s Parcel Number: 5748-005-031
PROPERTY OWNERSHIP AND RECENT HISTORY – PARCEL II
The owner according to Public Records is Tsann Kuen, USA, Inc.
The subject property has not had a transfer of ownership since 1995 according to public records as surveyed by National Data Collective.

INTRODUCTION
(Continued)
LEGAL DESCRIPTION – PARCEL III
Lot 14 and the east 25 feet of Lot 13 in Block 7 of L.J. Rose’s Subdivision of Lamanda Park, in the City of Pasadena, County of Los Angeles, State of California, as per map recorded in Book 7, Page 38 of Miscellaneous Records, in the Office of the County Recorder of said County.
Site (Legal and Mailing) address: 2675 Nina Street, Pasadena, California
Assessor’s Parcel Number: 5748-005-013
PROPERTY OWNERSHIP AND RECENT HISTORY – PARCEL III
The subject property has not had a transfer of ownership since 1995 according to public records as surveyed by National Data Collective.
ASSESSED VALUE-PARCEL I
The assessed value for Parcel I for the current tax year, (2005) as established by the Los Angeles County Assessor’s Office, was as follows:

Tax Rate Area:	07500
Land:	$369,460
Improvements:	$162,440
Total:	$531,900
Property Tax:	$9,449.57
ASSESSED VALUE-PARCEL II
The assessed value for Parcel II for the current tax year, (2005) as established by the Los Angeles County Assessor’s Office, was as follows:

Tax Rate Area:	07500
Land:	$245,510
Improvements:	$72,935
Total:	$318,445
Property Tax:	$4,642.26

INTRODUCTION
(Continued)
ASSESSED VALUE-PARCEL III
The assessed value for Parcel III for the current (2005) tax year, as established by the Los Angeles County Assessor’s Office, was as follows:

Tax Rate Area:	07500
Land:	$184,729
Improvements:	$5,956
Total:	$190,685
Property Tax:	$2,661.77
Property taxes in the State of California are based on a property tax rate of 1%, applied to the March 1, 1975 full cash value of the property with increases limited to 2% per year. Properties sold or constructed after March 1, 1975 are assessed at the sales price or current market value indicated by the transaction. Taxes may be increased above the 1% limit to cover bonded indebtedness authorized by voters. According to the Los Angeles County Tax Collector’s Office, taxes were current as of the valuation date.

SITE DATA-PARCEL I
LOCATION
The site of Parcel I is located along the south side of Walnut Street in Pasadena, California. The San Bernardino Freeway is situated about 2 miles south of the property and the Foothill Freeway is about 2 blocks to the north.
SIZE AND SHAPE
The site is rectangular in shape having 100 feet of frontage along Walnut Street. The area of the site is calculated at 20,656 square feet or .4742 acres.
TOPOGRAPHY AND DRAINAGE
The site is flat and level and at street grade. Drainage appears to be adequate.
HUD DESIGNATED FLOOD HAZARD
The property is not located within a HUD designated flood hazard zone.
UTILITIES
All normal utilities are immediately available at the property line.
STREET IMPROVEMENTS
Walnut Street is an east-west street that serves the subject and the Northeast Pasadena area. It has a dedicated width of 80 feet and is 2 lanes wide. All off-site improvements are existing along the subject’s street frontage. It is asphalt paved. On the subject side of the street there are concrete curbs, gutters and sidewalks. Street lighting is from overhead lamps. On the far side of street there are no curbs, gutters or sidewalks. It is an abandoned railroad right-of-way.
ZONING
Subject is in the “d1-IG” General Industrial District according to the East Pasadena Specific Plan. That plan along with permitted uses are in the addendum to this report.
EASEMENTS
No title report was furnished to the appraiser. Easements, if any, are not considered to materially affect the value.
SOILS
A soil report was not provided and it is assumed soil conditions are normal and adequate to support typical load-bearing structures.

SITE DATA-PARCEL I
(Continued)
ACCESS AND EXPOSURE
Direct access to the site is available from Walnut Street which intersects San Gabriel Boulevard. The site has good traffic exposure from Walnut Street. Freeway access to the San Bernardino Freeway is approximately a fifteen minute drive away and access to the Foothill Freeway is only minutes away.

SITE DATA-PARCEL II
LOCATION
The site of Parcel II is located at the corner of San Gabriel Boulevard and Walnut Street in Pasadena, California. The site of Parcel II is on the southwest corner. The San Bernardino Freeway is situated about 2 miles south of the property and the Foothill Freeway is about 2 blocks to the north.
SIZE AND SHAPE
The site is rectangular in shape having 137.75 foot frontage along San Gabriel Boulevard and with a 100 foot footage along Walnut Street. The area of the site is calculated at 13,778 square feet.
TOPOGRAPHY AND DRAINAGE
The site is flat and level and at street grade. Drainage appears to be adequate.
HUD DESIGNATED FLOOD HAZARD
The property is not located within a HUD designated flood hazard zone.
UTILITIES
All normal utilities are immediately available at the property line.
STREET IMPROVEMENTS
This parcel faces San Gabriel Boulevard a major north-south street that serves the subject and the Northeast Pasadena area. It has a dedicated width of 80 feet and is 4 lanes wide. All off-site improvements are existing along the subject’s street frontage.

ZONING
Subject is in the similar zone to Parcel I. That East Pasadena Specific Plan along with permitted uses are in the addendum to this report.
EASEMENTS
No title report was furnished to the appraiser. Easements, if any, are not considered to materially affect the value.
SOILS
A soil report was not provided and it is assumed soil conditions are normal and adequate to support typical load-bearing structures.

SITE DATA-PARCEL II
(Continued)
ACCESS AND EXPOSURE
Direct access to the site is available from San Gabriel Boulevard and Walnut Street which intersects San Gabriel Boulevard. The site has good traffic exposure from San Gabriel Boulevard. Freeway access to the San Bernardino Freeway is approximately a fifteen minute drive south and access to the Foothill Freeway is only minutes away to the north.

SITE DATA-PARCEL III
LOCATION
The subject site is located along the north side of Nina Street also in Pasadena, California. The San Bernardino Freeway is situated about 2 miles south of the property and the Foothill Freeway is about 2 blocks to the north.
SIZE AND SHAPE
The site is rectangular in shape having some 75 feet of frontage along Nina Street with a depth of 137.5 feet. The area of the site is calculated at 10,328 square feet.
TOPOGRAPHY AND DRAINAGE
The site is flat and level and at street grade. Drainage appears to be adequate.
HUD DESIGNATED FLOOD HAZARD
The property is not located within a HUD designated flood hazard zone.
UTILITIES
All normal utilities are immediately available at the property line.
STREET IMPROVEMENTS
Nina Street is a side east-west street that serves the subject and additional nearby businesses. It has a dedicated width of 60 feet and is 2 lanes wide. All off-site improvements are existing.
ZONING
Zoning is similar to Parcels I and II. A copy of that Specific Plan along with permitted uses is in the addendum to this report.
EASEMENTS
No title report was furnished to the appraiser. Easements, if any, are not considered to materially affect the value.
SOILS
A soil report was not provided and it is assumed soil conditions are normal and adequate to support typical load-bearing structures.

SITE DATA-PARCEL III
(Continued)
ACCESS AND EXPOSURE
Direct access to the site is available from Nina Street which intersects San Gabriel Boulevard. Freeway access to the San Bernardino Freeway is approximately a fifteen minute drive away and access to the Foothill Freeway is only minutes away as with Parcels I and II.
It should be noted that to the tenant who leases the improved space on Parcel III which is a small building on this Parcel III is now leasing space from the landlord of an adjoining parcel. The main entrance to this tenants business was on Parcel III. The former entrance on Parcel III is now a side and minor entrance.

HIGHEST AND BEST USE
The primary consideration in estimating the market value of a property is the highest and best use of the property. The term highest and best use, as used herein, is defined as follows:
*“The reasonable and probable use that supports the highest present value, as defined, as of the date of the appraisal.
Alternately,
“The use, from among reasonable, probable and legal alternative uses, found to be physically possible, appropriately supported, financially feasible, and that results in the highest present land value”.
The market value of a property, whether vacant or improved, is based upon the assumption that potential buyers will pay prices that reflect the most profitable use of that property. The existing improvements on a site may or may not represent the highest and best use of the site. It becomes necessary, therefore, with an improved property, to consider the highest and best use of the site.
1) as vacant
2) as improved
The determination of highest and best use is based not only on an analysis of the property in question, but also on an analysis of the overall community its history and trends, zoning, and market conditions as well as the basic principles of land utilization. As indicated in the second definition above, there are four elements in highest and best use analysis that must be considered. The highest and best use of a property is that use, among alternate uses, that is physically possible, legally permissible, financially feasible and maximally productive.
AS VACANT LAND
The site of Parcels I, II and III are level and of an adequate size and shape to accommodate a variety of uses. The soil conditions appear adequate and public utilities available in the area for development of the site. If vacant, the site could accommodate a range of general industrial uses within the applicable zoning of 1d-IG. All three parcels have the same zoning.
The range of possible uses is limited by the City through zoning ordinance. The site is zoned “d1-IG”, general industrial. This zoning permits a number of uses. A survey of the neighborhood revealed the majority of similarly zoned land is improved with small single or multiple tenant one and two story light industrial, commercial, marketing and service tenancies.

*	The Appraisal of Real Estate, eighth edition

HIGHEST AND BEST USE
(Continued)
AS VACANT LAND
For a use to be financially feasible, it must generate a positive net income or rate of return. Potential uses of the subject site, as if vacant, have been narrowed to industrial or combination use. This appears financially feasible as evident by the success of similar properties in the market area.
AS IMPROVED LAND
Theoretically, an improved property is often the best use of a site as long as the improvements contribute an additional dollar value over and above the value of the land as unimproved. It is your appraiser’s opinion the present improvements appear to meet the definition of highest and best use for the site on Parcels I and II.
The improvements on Parcel III do not contribute additional dollar value and the overall value is as unimproved vacant industrial/commercial land.

METHOD OF APPRAISAL
All three classic approaches to value were used in the appraisal of the subject property. Each of the three approaches are briefly described:
A.	Cost Approach: This method involves three distinct estimates: 1) estimate land value based on the highest and best use of the property as a vacant site; 2) estimate the current reproduction or replacement cost of all improvements; and 3) estimate accrued depreciation or loss in value for any cause. As the latter 2 require substantial assumptions and there is a lack of vacant land sales in the immediate area this approach is not valid and would not provide a sound approach to value. The approach was not used for Parcels I, II and III.

B.	Income Approach: This method is also commonly referred to as a capitalization approach. This method also involves three distinct estimates: 1) estimating stabilized gross income; 2) estimating all necessary real estate expenses required for the continuation of the income stream; and 3) estimating the proper capitalization rate (O.A.R.) attributable to the income stream. The stabilized income approach value or capitalized value is mathematically arrived at by dividing net income by the overall capitalization rate (O.A.R.). Again this approach is used with regard to Parcels I and II only.

C.	Market Approach: This method is also commonly referred to as a direct sales comparison approach. It involves researching, verifying and analyzing the best comparable market data known to the appraiser. For reliance, this approach depends on a representative number of reasonably comparable properties. This approach is used with regard to Parcels I, II and III. The “Market Approach” employed for each Parcel utilizes comparables which are similar in use to the current uses of Parcel I and II and “Highest and Best Use” of Parcel III.
The result of the three approaches, if all three are applicable, provides a band of value. These values are then correlated into the final value estimate, considering all factors involved as they relate to the subject property.

SUMMARY DESCRIPTION OF IMPROVEMENTS – PARCEL I*

Design:	Conforming office building. Traditional style.

EXTERIOR

Walls:	Glass, cinder block and steel frame, two story.

Foundation:	Concrete slab, perimeter footings.

Roof:	Flat wood framed, composition cover; surface drains. (Not inspected)

Windows:	Fixed glass, fixed frames.

Parking:	Open asphalt paved surface, general and handicapped spaces.

Other:	A permanent patio/seating area is in front.

INTERIOR

Floor Plan:	First Floor: (1) reception area, stairway to 2nd floor, (.75) bathroom, (4) bedrooms (dormitory style), (1) living room and (2) general rooms. (The living room, dormitory style bedrooms and general purpose rooms are used by traveling executives.)

Second Floor: (1) reception area, (1) conference room, (2) 1/2 restrooms, (2) work area-office space, (2) offices, (1) “gourmet” kitchen and product display area and (1) photo/dark room.

Walls:	Drywall, drywall dividers; sealed and painted.

Ceiling:	Wood beam and acoustic paneled, fluorescent lighting

Floors:	Carpeted and tile with vinyl linoleum in bathroom.

Heat:	Central systems, gas fired. (not inspected)

Air Conditioning:	Central systems, roof mounted. (not inspected)

Electrical:	Standard service and ceiling mounted commercial grade fluorescent fixtures.

Bathrooms:	American Standard type toilets, wall mounted wash basin, linoelum floors.

*	There are no improvements on Parcel III. There will be no “Summary Description of Improvements for Parcel III.

SUMMARY DESCRIPTION OF IMPROVEMENTS – PARCEL I
(Continued)

Special Note:	A portion of the building is sublet to a tenant known as “The Plant Peddler”. That space is one story (with a mezzanine).

Floor Plan: (Plant Peddler)	(1) work area, (2) full bathrooms, (1) office (on mezzanine).

Walls: (Plant Peddler)	Cinder block and drywall with corrugated metal.

Ceiling: (Plant Peddler)	Unfinished

Floors: (Plant Peddler)	Sealed concrete

SUMMARY DESCRIPTION OF IMPROVEMENTS – PARCEL II*

Design:	Conforming light industrial-warehouse building. Traditional style.

EXTERIOR

Walls:	Wood frame and stucco, painted, one story.

Foundation:	Concrete slab, perimeter footings.

Roof:	Arched wood framed, composition cover. (Not inspected)

Windows:	Fixed glass, fixed frames in front only.

Parking:	None on site. Parcel II uses parking in loading dock area and space on Parcel I.

Other:	Attached to rear of improvements in a former residence (1 story) and it is described on the next page.

INTERIOR

Floor Plan:	(1) office used by tenant (Schlasser) along front of building, (1) showroom (also used by tenant), (1) warehouse (used by property owner).

Loading:	(2) manual garage type manual loading doors with truck well and loading dock. Opens to San Gabriel Boulevard. (1) grade level garage type loading door without truck well and opening to Walnut Street.

Walls:	Open wood framed, drywall dividers; sealed and painted.

Ceiling:	Wood beam and acoustic panel in office and showroom and unfinished in warehouse.

Floors:	Carpet in office and showroom and sealed concrete in warehouse and loading area.

Heat:	Central systems, gas fired. (not inspected) office and showroom only.

Air Conditioning:	Central systems, roof mounted. (not inspected) office and showroom only.

Electrical:	Standard service, ceiling mounted commercial grade fluorescent fixtures in entire building.

*	There are no improvements on Parcel III. There will be no “Summary Description of Improvements for Parcel III.

SUMMARY DESCRIPTION OF IMPROVEMENTS – PARCEL II
(Continued)

Former Residence:	Attached to building is a former residence building with a living room, (2) bedrooms and a 3/4 bathroom. There is no kitchen. The exterior is brick (wood frame) and there is a composite shingle roof. The former home features carpeted and linoleum floors, wood wainscoting, wall heat, window air conditioner and sliding aluminum windows. The home is now vacant and has not been used for several years according to a local spokesperson.

PARCEL I
MARKET DATA APPROACH
This valuation method is a process of analyzing sales of similar properties in order to derive an indication of the most probable sale price of the property being appraised. Additional information was gathered and evaluated from real estate brokers, leasing agents, developers and lenders within this market.
In determining an estimate of market value for the subject property using the Market Data Approach (also known as Sales Comparison Approach) numerous sales were analyzed. The schedules set forth on the following pages summarize a selected number of closed sales. These comparable properties reflect similar markets and are considered similar properties that could be found in this office building market. The major differences are the size of the lots, improvements, location and condition. Primary emphasis was placed on those sales in most similar to subject. Particular attention was given to the location as compared to subject. Closed sales were selected measuring unadjusted sales prices from $193.91 per square foot to $220.50 per square foot.
Adjustments reflected specific market elements including features relating to location, size of building/lot, age, utility and condition of improvements. The comparables reflect the basic areas, construction and features of their original design. On an adjusted basis, we developed a square foot price range from $198.15 to $212.65. The subject property reflects aspects of the mid range, i.e. quality of construction, overall utility, size, condition and location supporting a square foot value of $205.00 per square foot.
On this basis, we estimate the market value of subject property on an “as-is” basis on the effective date of the appraisal to have been:
$205.00 x 17,808 Square Feet = $3,650,640.00
Rounded to:
$3,651,000

PARCEL I
MARKET DATA APPROACH
(Continued)
SUMMARY OF IMPROVED SALES

			BLDG.
		SALE	LOT		FULL	ADJUSTED %
		DATE	BLDG.	YEAR	PRICE	PRICE
NO.	LOCATION	DOC.#	SQ.FT.	BUILT	SQ. FT.	SQ. FT.
1.	959 E. Walnut Street	10/04/05	36,322	1978	$7,576,000	(-)5%
	Pasadena	#2384657	60,984		$208.58	$198.15

2.	48 S. Chester Avenue	10/15/04	14,747	1959	$3,200,000	(-)2%
	Pasadena	#2652658	19,891		$216.99	$212.65

3.	33 S. Catalina Avenue	08/09/05	11,563	1982	$2,265,000	Balanced
	Pasadena	#1893109	17,762		$195.88	$195.88

4.	975 E. Green Street	06/09/04	8,556	1929	$1,835,000	(-)2%
	Pasadena	#1475493	14,374		$214.47	$210.18

5.	110 S. Rosemead Blvd.	01/20/05	8,019	1968	$1,555,000	(+)3%
	Pasadena	#0143544	20,473		$193.91	$199.73

6.	474 S. Raymond Avenue	01/11/05	26,000	1970	$5,773,000	(-)8
	Pasadena	#0071771	37,500		$220.50	$202.86
Sales reported by the Comps Inc. (a real-estate database) have been confirmed individually using local public records and/or the appraiser’s files.
NOTE: Additional details regarding Improved Sales is maintained in Appraiser’s file.

PARCEL I
INCOME APPROACH
INCOME
The Income Approach is based on the assumption that a relationship exists between the value of a property and the income which it is capable of producing. It is in effect, the capitalization of expected future income into present worth. “An investor who purchases income-producing real estate is essentially trading a sum of present dollars for the right to receive future dollars. The income capitalization approach to value consists of methods, techniques, and mathematical procedures that an appraiser uses when analyzing a property’s capacity to generate monetary benefits and then converting the benefits into an indication of present value.”1
INCOME APPROACH TO VALUE
The following basic steps are required to arrive at the anticipated income generating capabilities of a property:
1.	Estimate Potential Gross Income. This could be the current lease rent roll, if at market, or the market rental of all rentable space based on 100% occupancy (when appraising fair market value).

2.	Estimate rate of vacancy and collection loss. This rate is based on market observations of similar properties as compared to the subject.

3.	Estimate Operating Expenses. The operating expenses estimated are based on assumptions made in the estimate of potential gross income in step one. Consideration is given concerning whether tenant or landlord is paying certain items of expenses, i.e., utilities, insurance, etc.

4.	The resultant net income, before debt service, is then capitalized into a value indication by the capitalization techniques. The capitalization technique used by the appraiser reflects the stability of the income stream produced by the property, the quality of this income (tenant financial ability to pay), and the risks inherent in the property type being appraised.
METHOD OF CAPITALIZATION
There are two methods of capitalization available to the appraiser. They are yield capitalization and direct capitalization. “Yield capitalization uses the discounting procedure to convert future benefits to present value on the premise of a required level of profit or rate of return on invested capital.”2 Yield capitalization is profit oriented, and tries to stimulate a typical investor’s investment assumptions according to a presumed requirement for profit or yield. Although yield capitalization can become very complex, when properly used it will provide a very reliable estimate of market value.

PARCEL I
INCOME APPROACH
(Continued)
METHOD OF CAPITALIZATION (Continued)
“Direct capitalization is used to convert an estimate of a single year’s income expectancy into an indication of value in one direct step.”3 Direct capitalization is simple and easily understood. The estimated income is divided by an appropriate rate or multiplied by an appropriate factor to arrive at an indication of value. For this appraisal, only direct capitalization with the use of an overall rate has been used. The income selected to be capitalized is the estimated net income. The rate, most commonly used for this type of analysis, is referred to as an overall capitalization rate. The formula for this method of capitalization is expressed as follows:

Net Operating Income Overall Capitalization Rate	=	Value

[1]	American Institute of Real Estate Appraisal, The Appraisal of Real Estate, Eight Edition, (American Institution of Real Estate Appraiser, U.S.A., 1983), Page 333

[2]	Ibid, Page 342

[3]	Ibid, Page 341
ANALYSIS OF RENTAL DATA
The appropriate unit of comparison for analyzing the rental data is the rate per square foot building area.
The subject is an adequately maintained two story office building with net floor area of approximately 17,808 Square Feet. As the building is now configured there is two tenants.
A market survey was developed within the market area to determine a fair rental value for the subject property at the valuation date and so applied for the value estimate. The basic lease rate appears to be well supported in that market.
A partial list of rental comparables has been summarized on the following page covering commercial units within the same or similar market areas.
We explored rentals on a gross as well as a net basis. The majority of office buildings are leased on a modified gross basis when they are multiple tenancies. When occupied by a single tenant, we found many to be “owner occupied” and no financial information was available. For this reason our area of possible comparables was widened beyond the immediate Pasadena area. However, sufficient data was obtained to establish a basis for rent on a modified gross basis.
As a result, we estimate the fair rents per square foot as follows:

Gross Rents	Leasable	Monthly Gross
$2.06 Square Feet	17,808 Square Feet	$36,684.48
The subject building reflects a modified gross rental in the mid range reflecting size, age, parking, quality of construction, utility, design and location.

PARCEL I
INCOME APPROACH/RENTAL COMPARABLE
BUILDING DESCRIPTIONS
(Continued)

	COMP #1	COMP #2
Address	975 E. Green Street	275 E. California Boulevard
	Pasadena	Pasadena

Proximity	Southwest	Southwest

Map Reference	566-A5	565-J6

Year Built	1924	1905

Number of Stories	1/2 Stories	1

Use/Zoning	CD6	CD8
	Pasadena	Pasadena

Construction Type	Structural Brick	Frame/Wood

Construction Quality	Average	Average

Date of Rent Survey	2005	2005

Rent Per SF/Month	$1.85 Sq. Ft./Mo.	$2.68 Sq. Ft./Mo.

Rent Form/Term	Modified Gross	Modified Gross

Property Description	Multi-tenant office building average condition. There are (29) off-street spaces for customer parking.	Multi- tenant office building. There are (10) off-street parking spaces in a lot at rear.

Adjusted Rent for S/P	$1.77 Sq. Ft./Mo.	$1.93 Sq. Ft./Mo.

Comments	MG lease. Selling broker reported income. Located southwest of subject in a in similar market area.	MG lease. There are two tenants. Building size is smaller as is lot size.

PARCEL I
INCOME APPROACH/RENTAL COMPARABLE
BUILDING DESCRIPTIONS
(Continued)

	COMP #3	COMP #4
Address	20 E. Foothill Blvd.	200 E. Del Mar Avenue
	Arcadia	Pasadena

Proximity	East	Southwest

Map Reference	567-D4	565-J5

Year Built	1980	1981

Number of Stories	2	+3

Use/Zoning	C2	RD7A
	Arcadia	Pasadena

Construction Type	Concrete block	Frame/Wood

Construction Quality	Average	Average

Parking	95	140

Date of Rent Survey	2005	2005

Rent Per SF/Month	$1.70 Sq. Ft./Mo.	$2.00 Sq. Ft./Mo.

Rent Form/Term	Modified Gross	Modified Gross

Property Description	Multi-tenant low rise office	Multi tenant office building.
	building located on a mid	Located in the same city as
	block parcel. Parking	subject. Open paved parking
	in rear.	spaces for (140) patients in adjacent
lot.

Adjusted Rent for S/P	$2.25 Sq. Ft./Mo.	$2.05 Sq. Ft./Mo.

Comments	MG lease. Larger building	MG lease. Superior appeal, age
	area and lot. Similar	and location. Greater land
	condition. Located in	area and building square feet.
	similar market area.	Superior condition, similar
market area.

PARCEL I
INCOME APPROACH TO VALUE
(Continued)
INCOME AND EXPENSE ANALYSIS
In consideration of the facilities offered, it is our opinion that a modified gross rental analysis will be the most reliable basis for an estimate of value by the Income Approach. The application of this method is summarized as follows:

ESTIMATED ANNUAL INCOME (Rounded)
Gross Monthly Income:	$36,684
Estimated Gross Annual Income:	$440,214
Allowance for vacancy & collection losses (3%):	($13,206)
Effective Gross Income:	$427,007

ESTIMATED ANNUAL EXPENSES
Total Expenses:	$123,832

NET ANNUAL INCOME: (before debt service)	$303,175

The estimated overall capitalization rate is estimated at 9.5%. The indicated value is computed as follows:

Net Annual Income:	$303,175
Net Annual Income divided by: 9.5%	0.095
Indicated Value by the Income Approach:	$3,191,315
Rounded to:
$3,191,000

PARCEL II
MARKET DATA APPROACH
This valuation method is a process of analyzing sales of similar properties in order to derive an indication of the most probable sale price of the property being appraised. Additional information was gathered and evaluated from real estate brokers, leasing agents, developers and lenders within this market.
In determining an estimate of market value for the subject property using the Market Data Approach (also known as Sales Comparison Approach) numerous sales were analyzed. The schedules set forth on the following pages summarize a selected number of closed sales. These comparable properties reflect similar markets and are considered similar properties that could be found in this industrial/warehouse market. The major differences are the size of the lots, improvements, location and condition. Primary emphasis was placed on those sales in most similar to subject. Particular attention was given to the location as compared to subject. Closed sales were selected measuring unadjusted sales prices from $142.86 per square foot to $270.83 per square foot.
Adjustments reflected specific market elements including features relating to location, size of building/lot, age, utility and condition of improvements. The comparables reflect the basic areas, construction and features of their original design. On an adjusted basis, we developed a square foot price range from $200.00 to $248.05. The subject property reflects aspects of the mid range, i.e. quality of construction, overall utility, size, condition and location supporting a square foot value of $240.00 per square foot.
On this basis, we estimate the market value of subject property on an “as-is” basis on the effective date of the appraisal to have been:
$240.00 x 10,717 Square Feet = $2,572,080.00
Rounded to:
$2,572,000

PARCEL II
MARKET DATA APPROACH
(Continued)
SUMMARY OF IMPROVED SALES

			BLDG.
		SALE	LOT		FULL	ADJUSTED %
		DATE	BLDG.	YEAR	PRICE	PRICE
NO.	LOCATION	DOC.#	SQ.FT.	BUILT	SQ. FT.	SQ. FT.
1.	1940 E. Walnut Street	01/13/05	2,400	1947	$650,000	(-)15%
	Pasadena	#0093241	5,497		$270.83	$230.21

2.	59 Palmetto Drive	07/28/05	6,000	2004	$1,550,000	(-)7%
	Pasadena	#1789945	7,100		$258.33	$240.24

3.	309 S. Raymond Avenue	08/26/04	16,800	1940	$4,500,000	(-)5%
	Pasadena	#2202695	30,575		$267.86	$254.47

4.	361-379 S. Fair Oaks Ave.	01/07/04	12,735	1993	$2,925,000	(+)8%
	Pasadena	#0038420	24,412		$229.68	$248.05

5.	504-508 N. Fair Oaks Ave.	03/02/04	4,200	1984	$600,000	(+)40%
	Pasadena	#0488813	9,780		$142.86	$200.00
Sales reported by the Comps Inc. (a real-estate database) have been confirmed individually by using local public records and/or the appraiser’s files.
NOTE: Additional details regarding Improved Sales is maintained in Appraiser’s file.

PARCEL II
INCOME APPROACH
INCOME
The Income Approach is based on the assumption that a relationship exists between the value of a property and the income which it is capable of producing. It is in effect, the capitalization of expected future income into present worth. “An investor who purchases income-producing real estate is essentially trading a sum of present dollars for the right to receive future dollars. The income capitalization approach to value consists of methods, techniques, and mathematical procedures that an appraiser uses when analyzing a property’s capacity to generate monetary benefits and then converting the benefits into an indication of present value.”1
INCOME APPROACH TO VALUE
The following basic steps are required to arrive at the anticipated income generating capabilities of a property:
1.	Estimate Potential Gross Income. This could be the current lease rent roll, if at market, or the market rental of all rentable space based on 100% occupancy (when appraising fair market value).

2.	Estimate rate of vacancy and collection loss. This rate is based on market observations of similar properties as compared to the subject.

3.	Estimate Operating Expenses. The operating expenses estimated are based on assumptions made in the estimate of potential gross income in step one. Consideration is given concerning whether tenant or landlord is paying certain items of expenses, i.e., utilities, insurance, etc.

4.	The resultant net income, before debt service, is then capitalized into a value indication by the capitalization techniques. The capitalization technique used by the appraiser reflects the stability of the income stream produced by the property, the quality of this income (tenant financial ability to pay), and the risks inherent in the property type being appraised.
METHOD OF CAPITALIZATION
There are two methods of capitalization available to the appraiser. They are yield capitalization and direct capitalization. “Yield capitalization uses the discounting procedure to convert future benefits to present value on the premise of a required level of profit or rate of return on invested capital.”2 Yield capitalization is profit oriented, and tries to stimulate a typical investor’s investment assumptions according to a presumed requirement for profit or yield. Although yield capitalization can become very complex, when properly used it will provide a very reliable estimate of market value.

PARCEL II
INCOME APPROACH
(Continued)
METHOD OF CAPITALIZATION (Continued)
“Direct capitalization is used to convert an estimate of a single year’s income expectancy into an indication of value in one direct step.”3 Direct capitalization is simple and easily understood. The estimated income is divided by an appropriate rate or multiplied by an appropriate factor to arrive at an indication of value. For this appraisal, only direct capitalization with the use of an overall rate has been used. The income selected to be capitalized is the estimated net income. The rate, most commonly used for this type of analysis, is referred to as an overall capitalization rate. The formula for this method of capitalization is expressed as follows:

Net Operating Income Overall Capitalization Rate	=	Value

[1]	American Institute of Real Estate Appraisal, The Appraisal of Real Estate, Eight Edition, (American Institution of Real Estate Appraiser, U.S.A., 1983), Page 333

[2]	Ibid, Page 342

[3]	Ibid, Page 341
ANALYSIS OF RENTAL DATA
The appropriate unit of comparison for analyzing the rental data is the rate per square foot building area.
The subject is an adequately maintained one story industrial/commercial building with net floor area of approximately 10,717 Square Feet. As the building is now configured there is one tenant with the balance being used by the owner.
A market survey was developed within the market area to determine a fair rental value for the subject property at the valuation date and so applied for the value estimate. The basic lease rate appears to be well supported in that market.
A partial list of rental comparables has been summarized on the following page covering commercial units within the same or similar market areas.
We explored rentals on a gross as well as a net basis. The majority of commercial buildings are leased on a modified gross basis when they are multiple tenancies. When occupied by a single tenant, we found many to be “owner occupied” and no financial information was available. For this reason our area of possible comparables was widened beyond the immediate Pasadena area. However, sufficient data was obtained to establish a basis for rent on a modified gross basis.
As a result, we estimate the fair rents per square foot as follows:

Gross Rents	Leasable	Monthly Gross
$0.88 Square Feet	10,717 Square Feet	$9,430.96
The subject building reflects a modified gross rental in the mid range reflecting size, age, parking, quality of construction, utility, design and location.

PARCEL II
INCOME APPROACH/RENTAL COMPARABLE
BUILDING DESCRIPTIONS
(Continued)

	COMP #1	COMP #2
Address	1212 5th Street	242 Live Oak Avenue
	Monrovia	Irwindale

Proximity	East	East

Map Reference	567-E5	597-G2

Year Built	1985	1940

Number of Stories	1	1

Use/Zoning	RPD	M25
	Monrovia	Irwindale

Construction Type	Frame/Stucco	Metal

Construction Quality	Average	Average

Date of Rent Survey	2005	2005

Rent Per SF/Month	$0.95 Sq. Ft./Mo.	$0.98 Sq. Ft./Mo.

Rent Form/Term	Industrial gross	Industrial gross

Property Description	Multi-tenant industrial building,	Multi-tenant office building.
	average condition. There	There are no off-street parking
	are (35) off-street spaces	spaces reported.
for customer and employee
parking.

Adjusted Rent for S/P	$0.99 Sq. Ft./Mo.	$1.01 Sq. Ft./Mo.

Comments	IG lease and seller reported	IG lease. There are several
	Income and expenses. Located	tenants. Building size is larger
	East of subject in another L.A.	as is lot size.
Suburb in a smaller market
area.

PARCEL II
INCOME APPROACH/RENTAL COMPARABLE
BUILDING DESCRIPTIONS
(Continued)

	COMP #3	COMP #4
Address	2650-56 Durfee Avenue	1521-1627 Chico Avenue
	El Monte	South El Monte

Proximity	Southeast	Southeast

Map Reference	637-E3	637-A4

Year Built	1992	1956

Number of Stories	1	1

Use/Zoning	M1	M
	El Monte	South El Monte

Construction Type	Frame/stucco	Concrete block/stucco

Construction Quality	Average	Average

Parking:	None	60

Date of Rent Survey	2005	2005

Rent Per SF/Month	$0.70 Sq. Ft./Mo.	$0.87 Sq. Ft./Mo.

Rent Form/Term	Modified Gross	Net (NNN)

Property Description	Industrial condominiums	Multi-tenant industrial building.
	building located on a mid	Located in a city near subject. Open
	block parcel. Parking	paved parking spaces for (60)
	is unknown.	employees and customers in
adjacent lot.

Adjusted Rent for S/P	$0.95 Sq. Ft./Mo.	$0.97 Sq. Ft./Mo.

Comments	IG lease. Slightly larger	IG lease. Inferior appeal
	building area and lot.	and location. Greater land
	Inferior condition. Located	area and building square feet.
	in similar market area.	Inferior condition, similar
market area.

PARCEL II
INCOME APPROACH TO VALUE
(Continued)
INCOME AND EXPENSE ANALYSIS
In consideration of the facilities offered, it is our opinion that a modified gross rental analysis will be the most reliable basis for an estimate of value by the Income Approach. The application of this method is summarized as follows:

ESTIMATED ANNUAL INCOME (Rounded)
Gross Monthly Income:	$9,431
Estimated Gross Annual Income:	$113,172
Allowance for vacancy & collection losses (3%):	($3,395)

Effective Gross Income:	$109,776

ESTIMATED ANNUAL EXPENSES
Total Expenses:	$12,075

NET ANNUAL INCOME: (before debt service)	$97,701

The estimated overall capitalization rate is estimated at 4%. The indicated value is computed as follows:

Net Annual Income:	$97,701
Net Annual Income divided by: 4%	0.04
Indicated Value by the Income Approach:	$2,442,524
Rounded to:
$2,443,000

SITE VALUATION – PARCEL III
As subject property (Parcel III) is being appraised as unimproved vacant industrial/commercial land, the Market Data Approach was deemed most appropriate. This approach uses an analysis of sales and listings of comparable land parcels to form an opinion as to value of the subject property.
Investigation was made to obtain recent land sales and listings within both subjects and similar markets. We believe that these sales and listings provide appropriate comparisons for valuing the subject property. Each sale and listing is summarized on the following pages.
The appraised value of the land was further based on other supporting data, including:
a.	Sales and listings of improved parcels in the market area of the subject property with land value developed by the abstraction method.

b.	Review of properties with Real Estate Brokers, property managers and informed property owners.

c.	Discussions with other qualified services in this area, i.e. Government Agencies, appraisers, builders, and others.
The most critical point of comparison relates directly to the land use and approved density for subject. Several of the selected comparables were similar in area and overall frontage. The smaller parcels were included reflecting similarity as to street frontage and location. Though selected sales were similar as to utility adjustments required as compared to subject.
The subject tends to support a primary value reflecting both industrial and commercial uses. The parcel tends to provide an adequate area for parking and storage. Market data was adjusted for development ratios to gross land area and also adjusted for “utility”.
The comparables for the most part were approved for development at time of their sale. Several sold to the user directly. Some sales were for all cash but the others with sound financing terms.
Sales on an unadjusted basis provided a square foot price range from $77.97 to $177.51 per square foot. We have considered other sales over the past months in estimating value for the subject and they conform our market value estimate.
After adjusting for location, utility, shape, improvements, situs, zoning, etc., per square foot prices for comparable sales ranged from $89.76 to $145.85. Major emphasis was placed on comparable sales in the middle range of value.
Utilizing these sales, a value of $105.00 per square foot appears to be reasonably supported. As a result of our analysis, we estimate the market value for Parcel III to be:
10,332 Square Feet @ $105.00 = $1,084,860
Rounded to:      $1,085,000

SITE VALUATION
(Continued)
SUMMARY — COMPARABLE SALES – PARCEL III

		SALE
		DATE			(ADJ.)
	LOCATION	DOC.#	SIZE	$/SQ. FT.	$/SQ. FT.	ZONE	LOCATION	UTILITY
Sale #1	14 Sierra Madre Bl.	05/16/05	46,174	$77.97	$89.76	C1	Inferior	Inferior
	Sierra Madre	#1145758	Sq. Ft.
			or
			1.06 Acres

Sale #2	922 E. Green St.	05/03/05	8,450	$177.51	$145.85	CD4	Superior	Superior
	Pasadena	#1027894	Sq. Ft.
			or
			0.194 Acres

Sale #3	556 E. Colorado Bl.	03/01/05	12,730	$133.54	$121.16	CD	Superior	Superior
	Pasadena	#1027894	Sq. Ft.
			or
			0.292 Acres

Sale #4	2191-03 E. Colorado Bl.	06/1/05	27,200	$90.99	$101.15	CG1	Similar	Inferior
	Pasadena	#1427351	Sq. Ft.
			or
			0..624 Acres

Sale #5	1635 S. Del Mar Bl.	07/08/05	30,318	$105.88	$105.88	C3	Similar	Similar
	San Gabriel	#1604671	Sq. Ft.
			or
			0.696 Acres
Sales reported by Comps, Inc. (a real-estate database) have been confirmed individually using local public records and/or the appraiser’s files.
NOTE: Again additional details regarding these comparables are held in the appraiser’s file.

PLAT MAP

5767 25
SHEET 1
100'

TRA
7514
7519

1999
N
7519 — 7514
15
SIERRA MADRE BLVD.
BALDWIN AVE.
MARIPOSA ST.
23
24
41
42
66
69
SHEET 2
SHEET 3
SHEET 4
SUFFOLK AVE.
26
SIERRA PL.
SANTA ANITA CT.
27

CENTRAL TRACT BEING A SUB. OF THE NORTHWEST PART OF LOT 6, SIERRA MADRE TRACT — M. R. 30-14

A PORTION OF BLOCK "A" CENTRAL TRACT AFTER VACATION OF AN ALLEY — M. R. 99-95

CONDOMINIUM
TRACT NO. 38250 — M. B. 961-9-10

CONDOMINIUM
TRACT NO. 41206 — M. B. 981-35-36

CONDOMINIUM
TRACT NO. 45745 — M. B. 1102-41-42

CONDOMINIUM
TRACT NO. 52038 — M. B. 1231-43-44

14 E SIERRA MADRE BLVD

5767-25

ASSESSOR'S MAP
COUNTY OF LOS ANGELES

PLAT MAP

34
BK. 5733
C.F. 1051
GREEN
ST.
AVE.
LN.
BK. 5734
27
922 E GREEN ST
MENTOR
SHOPPERS
LAKE
CORDOVA
ST.
33
REVISED
MINIUM
CT NO. 39558 M.B. 994-51-52
R AND FARRIS SUBDIVISION M.R. 10-86
RICE AND GILES' SUBDIVISION M.R. 11-98
CODE
7500
FOR PREV. ASSM'T. SEE:
ASSESSOR'S MAP
COUNTY OF LOS ANGELES, CALIF.

PLAT MAP

PLAT MAP

County of Los Angeles: Rick Auerbach, Assessor

5746 | 8
SCALE 1"=100

1988

REVISED
8-25-60
...

GRAND OAKS AVE.
CRAIG AVE.
WALNUT
COLORADO BLVD.
GLADYS ST.
BK. 5747
2191E COLORADO BLVD
7
9
25
200
100

COLORADO HEIGHTS TRACT

M.B. 8 - 105

CONDOMINIUM
TRACT NO. 37611
M. B. 949 - 50

CONDOMINIUM
TRACT NO. 42024
M B 1032 - 81

CODE
7500

FOR PREV. ASSM'T SEE
5747-5

ASSESSOR'S MAP
COUNTY OF LOS ANGELES, CALIF.

PLAT MAP

5360 20
SCALE 1" = 60'
REVISED
DEL MAR AVE.
VALLEY BLVD.
BENCAMP ST.
ALHAMBRA WASH
MANLEY DR.
F.M. 11425-2
1635 S DEL MAR AVE
TRACT NO. 7608
M.B. 87-53-54
CODE
8467

FOR PREV. ASSMT. SEE:1627-20

ASSESSOR'S MAP
COUNTY OF LOS ANGELES, CALIF.

CORRELATION OF THE VALUE ESTIMATE

	PARCEL I	PARCEL II	PARCEL III
Cost Approach:	Not Applied	Not Applied	Not Applied
Market Approach:	$3,651,000	$2,572,000	$1,085,000
Income Approach:	$3,191,000	$2,443,000	Not Applied
We have utilized two of the three approaches to value for Parcel I and II and one approach to value for Parcel III as set forth on preceding pages, and considered the quantity and quality of the data used in each approach. Final determination of a value estimate reflects the reliability of supporting data.
Traditionally and typically commercial properties have found strong market support for an estimate of value by the Income Approach. Of recent years industrial properties, within this market area, found support. This trend, as well as the overall manufacturing market began improving since the late 90’s for the investor segment of the market. Rental rates adjusted upwards, owners stopped offering concessions and terms strengthened. As a result investors yields improved. The economic impact of this improving market has been the decline in interest rates and market returns on the real estate market in general. The net effect is to lower the investors return on cash invested. Much like a bond rate, long term leases will discount the value estimate when interest rates increase.
The data applicable to the Market Approach reflects prices paid in the market for comparable properties. Though sales required adjustments, overall comparison basis considered reasonable and estimate supportive of the market value for the property. Sales required a close range of adjustments supporting a viable square foot range for the subject building. Sales and listings tend to measure the “owner-user” market.
Most reliance is placed on the Market Approach supporting a market value of:

$3,651,000	for Parcel I
$2,572,000	for Parcel II
$1,085,000	for Parcel III

$7,308,000	Total Value

Anchor Pacific Co
File No.
Case No.
ABOVE: FRONT VIEW OF WALNUT BUILDING
BELOW: FRONT VIEW OF SAN GABRIEL — WALNUT BUILDING
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: FRONT VIEW OF NINA PROPERTY
BELOW: STREET VIEW — WALNUT STREET
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: STREET VIEW — SAN GABRIEL BOULEVARD
BELOW: STREET VIEW — NINA STREET
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: INTERIOR OF WALNUT BOULEVARD OFFICES
BELOW: INTERIOR OF WALNUT BOULEVARD WORK AREA
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: INTERIOR OF WALNUT BUILDING LIVING AREA
BELOW: INTERIOR OF SAN GABRIEL BUILDING OFFICES
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: INTERIOR OF SAN GABRIEL BUILDING WAREHOUSE
BELOW: INTERIOR OF NINA STREET BUILDING — TENANT WORK AREA
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: FRONT ENTRANCE TO PLANT PEDDLER
BELOW: FRONT VIEW OF VACANT HOUSE WHICH IS ATTACHED TO SAN GABRIEL BUILDING
ClickFORMS Appraisal Software 800-622-8727

PICTURES OF COMPARABLES (SALES AND RENTALS)
FOR PARCEL I

Anchor Pacific Co
File No.
Case No.
ABOVE: SALES COMP #1 — 959 EAST WALNUT STREET, PASADENA
BELOW: SALES COMP #2 — 48 SOUTH CHESTER AVENUE, PASADENA
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: SALES COMP #3 — 33 SOUTH CATALINA AVENUE, PASADENA
BELOW: SALES COMP #4 — 975 EAST GREEN STREET, PASADENA
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: SALES COMP #5 — 110 SOUTH ROSEMEAD BOULEVARD, PASADENA
BELOW: SALES COMP #6 — 474 SOUTH RAYMOND AVENUE, PASADENA
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: RENTAL COMP #1 — 975 EAST WALNUT STREET, PASADENA
BELOW: RENTAL COMP #2 — 275 EAST CALIFORNIA BOULEVARD, PASADENA
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: RENTAL COMP #3 — 20 EAST FOOTHILL BOULEVARD, ARCADIA
BELOW: RENTAL COMP #4 — 200 EAST DEL MAR AVENUE, PASADENA
ClickFORMS Appraisal Software 800-622-8727

PICTURES OF COMPARABLES (SALES AND RENTALS)
FOR PARCEL II

Anchor Pacific Co
File No.
Case No.
ABOVE: SALES COMP #1 — 1940 EAST WALNUT STREET, PASADENA
BELOW: SALES COMP #2 — 59 PALMETTO DRIVE, PASADENA
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: SALES COMP #3 — 309 SOUTH RAYMOND AVENUE, PASADENA
BELOW: SALES COMP #4 — 361-379 SOUTH FAIR OAKS AVENUE, PASADENA
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: SALES COMP #5 — 504-508 NORTH FAIR OAKS AVENUE, PASADENA
BELOW:
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: RENTAL COMP #1 — 1212 5TH STREET, MONROVIA
BELOW: RENTAL COMP #2 — 242 LIVE OAK AVENUE, IRWINDALE
ClickFORMS Appraisal Software 800-622-8727

Anchor Pacific Co
File No.
Case No.
ABOVE: RENTAL COMP #3 — 2650-2656 DURFEE AVENUE, EL MONTE
BELOW: RENTAL COMP #4 — 1521-1627 CHICO AVENUE, SOUTH EL MONTE
ClickFORMS Appraisal Software 800-622-8727

AREA MAP

N
Subject
SUNLAND
TUJUNGA
PACOIMA
GRANADA HILLS
SEPULVEDA
SUN VALLEY
LA CRESCENTA
NORTHRIDGE
PANORAMA CITY
VERDUGO CITY
MONTROSE
LA CANADA
MT. WILSON
RESEDA
VAN NUYS
FLINTRIDGE
BURBANK
ALTADENA
TARZANA
ENCINO
NO. HOLLYWOOD
SIERRA MADRE
SHERMAN OAKS
STUDIO CITY
UNIVERSAL CITY
GLENDALE
BRADBURY
MONROVIA
DUARTE
EAGLE ROCK
PASADENA
AZUSA
GLENDORA
BEL AIR
SAN MARINO
SOUTH PASADENA
TEMPLE CITY
IRWINDALE
HOLLYWOOD
WEST HOLLYWOOD
SAN GABRIEL
SAN DIMAS
BEVERLY HILLS
ALHAMBRA
ROSEMEAD
BALDWIN PARK
WESTWOOD
CENTURY CITY
EL MONTE
WEST COVINA
COVINA
LA VERNE
PACIFIC PALISADES
WEST LOS ANGELES
MONTEREY PARK
POMONA
LOS ANGELES
VALINDA
SANTA MONICA
CULVER CITY
LA PUENTE
MONTEBELLO
VERNON
COMMERCE
INDUSTRY
VENICE
MAYWOOD
HACIENDA HTS.
WALNUT
MARINA DEL REY
BELL
HUNTINGTON PARK
PICO RIVERA
LOS NIETOS
ROWLAND HTS.
PLAYA DEL REY
WESTCHESTER
SOUTH GATE
BELL GARDENS
WHITTIER
DIAMOND BAR
SANTA FE SPRINGS
LA HABRA HTS.
INGLEWOOD
WATTS
CUDAHY
DOWNEY
L.A. CO.
ORANGE CO.
SAN BERNARDINO CO.
LENNOX
LA HABRA
BREA
HAWTHORNE
LYNWOOD
EL SEGUNDO
CHINO
MANHATTAN BEACH
LAWNDALE
COMPTON
PARAMOUNT
NORWALK
LA MIRADA
YORBA LINDA
BELLFLOWER
FULLERTON
GARDENA
ARTESIA
PLACENTIA
HERMOSA BEACH
DOMINGUEZ
LAKEWOOD
CERRITOS
LA PALMA
BUENA PARK
TORRANCE
HAWAIIAN GARDENS
ANAHEIM
REDONDO BEACH
CARSON
CYPRESS
VILLA PARK
LOMITA
WILMINGTON
SIGNAL HILL
LOS ALAMITOS
ROSSMOOR
STANTON
ORANGE
PALOS VERDES ESTATES
HARBOR CITY
GARDEN GROVE
EL MODENA
LONG BEACH
ROLLING HILLS
PORTUGUESE BEND
RANCHO PALOS VERDES
WESTMINSTER
SAN PEDRO
SEAL BEACH
MIDWAY CITY
TUSTIN
SUNSET BEACH
SANTA ANA
FOUNTAIN VALLEY
HUNTINGTON BEACH
NEWPORT COSTA MESA
IRVINE
PACIFIC OCEAN
COSTA MESA
NEWPORT BEACH
0
5
10
SCALE IN MILES

County of Los Angeles: Rick Auerbach, Assessor

5748 5
SCALE 1"= 80'
REVISED 12-6-56 9-29-60 5-26-61 4-22-65 7-3-64
A. T. & S. F. RY.
WALNUT ST.
VINEDO AVE.
SAN GABRIEL BLVD.
DAISY AVE.
NINA ST.
BLK. 7
BLK. 8
L. J. ROSE'S SUBDIVISION OF LAMANDA PARK
M.R. 7-38
2674 WALNUT ST
CODE 7500
FOR PREV. ASSM'T. SEE 5748-5
ASSESSOR'S MAP COUNTY OF LOS ANGELES, CALIF.

PARCEL MAP

PARCEL MAP

County of Los Angeles: Rick Auerbach, Assessor
5748 5
SCALE 1" = 80'
L. J. ROSE'S SUBDIVISION OF LAMANDA PARK
M.R. 7-38
89 N SAN GABRIEL BLVD
WALNUT ST.
NINA ST.
DAISY AVE.
VINEDO AVE.
SAN GABRIEL BLVD.
A. T. & S. F. RY.
BLK. 8
BLK. 7
ASSESSOR'S MAP
COUNTY OF LOS ANGELES, CALIF.
CODE 7500
FOR PREV. ASSM'T SEE 5748-5

PARCEL MAP

County of Los Angeles: Rick Auerbach, Assessor
ASSESSOR'S MAP
COUNTY OF LOS ANGELES, CALIF.
5748 5
SCALE 1" = 80'
L. J. ROSE'S SUBDIVISION OF LAMANDA PARK
M.R. 7-38
2675 NINA ST
A. T. & S. F. RY.
WALNUT ST.
NINA ST.
DAISY AVE.
VINEDO AVE.
SAN GABRIEL BLVD.
BLK. 8
BLK. 7
CODE 7500
FOR PREV. ASSMT. SEE 5748-5

ZONING REGULATIONS

Pasadena Zone Definitions

City of Pasadena NET

Planning & Development Department

Planning Division

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Zoning Designations

Click on one of the zoning values below to find the basic definition of your zone and to find the applicable code section.

RS-1- RS-6	CG, CG-1	FGSP	OC
RM-12	IG	WGSP	PK
RM-16	OS	AD	SP-1
RM-16-1	PS	HL, HL-1	SP-2
RM-32	PD	HH	HD, HD-1, HD-SR
RM-48	CD	LD	
CO	ECSP	IS	
CL, CL-2	EPSP	ND	

Pasadena's zoning designation are divided between residential (R) districts and commercial districts (C or I).

- A land use regulation designator (i.e. RS, RM, CG, etc.), indicating the principal land uses permitted or conditionally permitted in each district, is a component of all zoning designations.
- A residential units/acre designator (i.e. 16, 32, 48 units per acre), indicating permitted dwelling unit densities exclusive of any bonuses, is a required component of all residential zoning designations.
- A CD, ECSP, EPSP, FGSP, or WGSP indicates applicable Specific Plan designation and is a required component of all such zoning designations.
- Overlay district designators shall be included in a zoning designation if the provisions of one or more overlay districts are applicable to a site.

Base Zoning Districts are:

Base District Designator	Base District Name
RS-1	Single-Family Residential District; 1 Unit/Acre
RS-2	Single-Family Residential District; 2 Units/Acre
RS-4	Single-Family Residential District; 4 Units/Acre
RS-6	Single-Family Residential District; 6 Units/Acre
RM-12	Multi-Family, Residential, 12 Units/Acre, 2 Units/Lot
RM-16	Multi-Family, Residential District;16 Units/Acre
RM-16-1	Multi-Family, Residential District;14 Units/Acre
RM-32	Multi-Family, Residential District;32 Units/Acre
RM-48	Multi-Family, Residential District;48 Units/Acre
CO	Commercial Office District

City of Pasadena Zoning Code

Chapter 17.32 - East Pasadena Specific Plan

Sections:

17.32.010 - Purpose of Chapter
17.32.020 - Purposes of EPSP Zoning Districts
17.32.030 - Applicability
17.32.040 - Definition of Density
17.32.050 - EPSP District Land Uses and Permit Requirements
17.32.060 - EPSP Additional Land Use Regulations
17.32.070 - EPSP Development Standards
17.32.080 - EPSP Additional Development Standards
17.32.090 - Amount of Permitted Development and Allocation of Density
17.32.100 - Replacement of Existing Development

17.32.010 - Purpose of Chapter

This Chapter lists the land uses that may be allowed within the zoning districts established by the East Pasadena Specific Plan (EPSP), determines the type of land use permit/approval required for each use, and provides standards for site layout and building size.

17.32.020 - Purposes of EPSP Zoning Districts

The purposes of the EPSP zoning districts are to implement the East Pasadena Specific Plan by ensuring that the future development of East Pasadena balances the community needs of residents with the needs of businesses and commercial property owners, and preserves the quality of life in the area in terms of existing air quality, traffic, safety, and sense of community or place, and to:

A. Ensure the future development of East Pasadena that balances the community needs of residents with the needs of businesses and commercial property owners;

B. Preserve the quality of life in terms of air quality, traffic, safety, and sense of community or place that exists today for all people who live and work in the East Pasadena area;

C. Allow sufficient expansion opportunities for businesses to grow and to maintain quality job opportunities that are needed to sustain a high quality of life for all residents of Pasadena;

D. Strengthen the City's tax and employment base by supporting and protecting existing industrial uses and providing opportunities for the start-up of new industrial and office uses, including biomedical, research and development and technology-based industries;

E. Sustain and create business development opportunities which will thrive on the synergy of relationships with the California Institute of Technology, the Jet Propulsion Laboratory, the Huntington Hospital and other technology-based

City of Pasadena Zoning Code

industries within Pasadena and the East Pasadena area;

F. Establish a vital business center consisting primarily of employment activities with some retail and entertainment uses serving the residential and business community of East Pasadena and the City as a whole;

G. Strengthen the City's tax and employment base and the linkage of commercial districts to residential neighborhoods by continuing to support retail uses which serve the needs of local residents;

H. Provide a framework which will unify private development with development in the public realm providing a distinct and attractive identity for the East Pasadena area;

I. Provide a mechanism which regulates the pace of development in order to accommodate the capacity of the district to a reasonable level of additional activity and traffic;

J. Protect the City's historic resources by providing incentives to preserve historically and architecturally significant structures;

K. Develop a more transit-oriented community;

L. Strengthen the future ridership of the mass-transit rail system by creating linkages to adjacent and nearby land uses by providing for transit-oriented development opportunities including housing and office uses within walking distance of the transit site;

M. Protect against the harm and inconvenience caused by unreasonable traffic congestion by providing for interim development limits until planned permanent traffic improvements can be implemented;

N. In Subarea d1:

   1. Encourage the subarea's continued use as an industrial district with moderate amounts of additional office and commercial development;
   2. Support the subarea's existing industrial base and encourage new research and development uses; and
   3. Facilitate transit-oriented development near the proposed light rail station at Sierra Madre Villa and the 210 freeway;

O. In Subarea d2:

   1. Encourage additional industrial and office development with a limited amount of supporting retail/commercial development;
   2. Encourage the development of child care facilities;
   3. Create innovation in the development of housing within the district by encouraging mixed-use development and live/work projects; and
   4. Create housing opportunities within the district by providing for live/work housing and mixed-use development in appropriate areas;

P. In Subarea d3: Continue use of the area as a retail center that serves the needs of the local community and increases the competitive advantage of existing businesses through the improved quality of the environment.

17.32.030 - Applicability

A. **Zoning designations.** The standards of the EPSP zoning districts apply to proposed development and new land uses in the CO, CL, CG, IG, and PS zoning

City of Pasadena Zoning Code

districts established by Section 17.20.030 (Zoning Map and Zoning Districts), as applied to property within the specific plan area.

1. **EPSP-d1-CL**. East Pasadena Specific Plan subarea d1 limited commercial district.
2. **EPSP-d1-CG**. East Pasadena Specific Plan subarea d1 general commercial district.
3. **EPSP-d1-IG**. East Pasadena Specific Plan subarea d1 general industrial district.
4. **EPSP-d1-CO.** East Pasadena Specific Plan subarea d1 commercial office district.
5. **EPSP-d2-CO**. East Pasadena Specific Plan subarea d2 commercial office district.
6. **EPSP-d2-CL**. East Pasadena Specific Plan subarea d2 limited commercial district.
7. **EPSP-d2-CG.** East Pasadena Specific Plan subarea d2 general commercial district.
8. **EPSP-d2-IG**. East Pasadena Specific Plan subarea d2 general industrial district.
9. **EPSP-d2-PS**. East Pasadena Specific Plan subarea d2 public/semi-public district.
10. **EPSP-d3-CO**. East Pasadena Specific Plan subarea d3 commercial office district.
11. **EPSP-d3-CG**. East Pasadena Specific Plan subarea d3 general commercial district.

B. **Subzone designations.** The provisions of the CO, CL, CG, IG, and PS zoning districts are modified by this Chapter through their application in the D1, D2, and d3 subzones that are hereby established, and shown on the Zoning Map.

C. **Specific parcel designations.** The requirements of CO, CL, CG, IG, and PS zoning districts as applied in the subzones established by Subsection A., are also modified by Chapter as to how they are applied to specific parcels, which are identified in this Chapter as A, B, B-1, B-2, B-3, B-4, B-5, C, D-3, E, E-1, E-2, and F, and are shown on the Zoning Map.

17.32.040 - Definition of Density

For the purposes of this Chapter, density means the number of new dwelling units, or in the case of nonresidential development projects, the amount of square footage permitted by the allowed floor area ratio, which may be development in relation to the size of the property to be developed as expressed in dwelling units or square feet, as the case may be. It is further provided, however, that when an existing building is demolished, the number of dwelling units or floor area of any existing building, as the case may be, shall be subtracted from the number of dwelling units or floor area of any new building in determining the total additional "new" floor area on the site, regardless of use. The reuse of an existing building without the addition of new square footage or dwelling units does not result in additional "new" floor area or additional density on the site. Parking structures shall be exempt from any building density standards.

17.32.050 - EPSP District Land Uses and Permit Requirements

City of Pasadena Zoning Code

A. **Allowable land uses and permit requirements.** Tables 3-5 and 3-6 identify the uses of land allowed by this Zoning Code in each EPSP zoning district, and the land use permit required to establish each use, in compliance with Section 17.21.030 (Allowable Land Uses and Permit Requirements). The land use permit requirements established by Tables 3-5 and 3-6 are as follows.

Symbol	Permit Requirement	Procedure is in Section:
P	Permitted use, Code Compliance Certificate required.	17.61.020
MC	Conditional use, Minor Conditional Use Permit required.	17.61.050
C	Conditional use, Conditional Use Permit required.	17.61.050
E	Conditional use, Expressive Use Permit required.	17.61.070
TUP	Temporary use, Temporary Use Permit required.	17.61.040
—	Use not allowed. (See Section 17.21.030.A regarding uses not listed.)	

B. **Standards for specific land uses.** Where the last column in the tables ("Specific Use Standards") includes a section number, the regulations in the referenced section apply to the use, in addition to all other applicable provisions of this Zoning Code.

Table 3-5 — Allowed Uses and Permit Requirements
East Pasadena Specific Plan (EPSP) Subarea D1 Districts

LAND USE (1)	PERMIT REQUIREMENT BY ZONE				Specific Use Standards
	CD	CL	CG	IG	
RESIDENTIAL USES					
Boarding houses	—	P	—	—	
Caretaker quarters	P	P	P	MC	
Dormitories	—	P	—	—	
Fraternities, sororities	—	P	—	—	
Home occupations	—	P	P	P	17.50.110
Mixed-use projects (3, 4)	—	P	—	—	17.50.160
Multi-family housing	P	P	P	—	17.50.350
Residential accessory uses and structures	P	P	P	—	17.50.240
Residential care - general	C (2)	C (2)	—	—

City of Pasadena Zoning Code

Residential care - limited	P	P	—	—	
Single-family housing	P	P	—	—	
Single room occupancy	—	—	P	—	
Transition housing	P	P (7)	—	—	
RECREATION, EDUCATION & PUBLIC ASSEMBLY USES (3, 10)					
Adult businesses	—	—	E	—	17.50.030
Clubs, lodges, private meeting halls	C (2)	C (2) (8)	P (2)	C(2)	
Colleges - Nontraditional campus setting	C (4)	P (4)	P (4)	P (4)	
Colleges - Traditional campus setting	C (2)	C (2)	C (2)	—	
Commercial entertainment (3, 4)	—	—	E	—	17.50.130
Commercial recreation - Indoor	—	C (4)	C (4)	—	17.50.130
Commercial recreation - Outdoor	—	C (4)	C (4)	—	17.50.130
Cultural institutions (2, 3)	C (2)	C (2)	P (2)	C (2)	
Electronic game centers	—	C (4)	C (4)	—	17.50.100
Internet access studios	—	C (4)	C (4)	—	17.50.100
Park and recreation facilities	C	C	C	C	
Religious facilities (2, 9)	C	MC	MC	—	17.50.230
with columbarium	P	P	P	—	17.50.230
with temporary homeless shelter	C	P	P	—	17.50.230
Schools - Public and private	—	C (2)	C (2)	—	17.50.270
Schools - Specialized education and training (3, 4)	—	P (10)	P ((10)	P (10)	
Street fairs	P	P	P	P	
Tents	TUP	TUP	TUP	TUP	17.50.320
OFFICE, PROFESSIONAL & BUSINESS SUPPORT USES (3, 10)					
Automated teller machines (ATM)	—	P	P	P	17.50.060
Banks and financial services	—	P	P	P	
with walk-up services	—	P	P	P	17.50.060
Business support services	—	P (4)	P (4)	P (4)	
Offices - Accessory to primary use	—	P	P	P

City of Pasadena Zoning Code

Offices - Administrative business professional	P (4)	P (4)	P (4)	P (4)	
Offices - Governmental	P	P	P	C	
Offices - Medical	P (4)	P (4)	P (4)	P (4)	
Research and development - Offices	P (4)	P (4)	P (4)	P (4)	17.50.240
Work/live units	—	C	C	C	17.50.370
RETAIL SALES (3, 10, 11)					
Alcohol sales - Beer and wine	C	C	C	—	17.50.040
Alcohol sales - Full alcohol sales	C	C	C	—	17.50.040
Animal services - retail sales*	—	—	P (4)	P (4)	
Bars or taverns	—	C (4)	C (4)	C (4)	17.50.040
with live entertainment	—	C	C	C	17.50.130
Building materials and supplies sales	—	—	P (4)	P (4)	
Commercial nurseries	—	C (4)	P (4)	—	17.50.180
Convenience stores	—	C (4)	C (4)	—	
Firearm sales	—	—	—	C (4)	
Food sales	P (4)	P (4)	P (4)	—	
Internet vehicle sales	—	P (4)	P (4)	P (4)	
Liquor stores	—	C (4)	C (4)	—	17.50.040
Pawnshops	—	—	C (4)	—	17.50.200
Restaurants	—	P (4)	P (4)	C (4)	17.50.260
with live entertainment	—	P	P	P	
Restaurants, fast food	—	P (4)	P (4)	P (4)	17.50.260
Restaurants - Formula fast food	—	P (4)	P (4)	P (4)	17.50.260
Retail sales	C (4)	P (4)	P (4)	P (6)	17.31.050
Seasonal merchandise sales	P	P	P	P	17.50.180
Significant tobacco retailers	—	—	C (4)	C (4)	17.50.330
Swap meets	—	—	C (4)	C (4)	
Temporary uses	TUP	TUP	TUP	TUP	
Vehicle services - Automobile rentals	—	C (4)	C (4)	P (4)	
Vehicle services - Sales and leasing	—	—	P (4)	C (4)	17.50.360

City of Pasadena Zoning Code

Vehicle services - Sales and leasing - limited	—	C	C	P	17.50.360
Vehicle services - Service stations	—	C (4)	C (4)	C (4)	17.50.290
SERVICES (3, 10)					
Adult day care - General	C (2)	C(2)	C(2)	C(2)	
Adult day care - Limited	P	P	—	—	
Ambulance services	—	—	P (4)	P (4)	
Animal services - Boarding	—	—	P (4)	P (4)	
Animal services - Grooming	—	P (4)	P (4)	P (4)	
Animal services - Hospitals	—	—	P (4)	P (4)	17.50.050
Catering services	—	P (4)	P (4)	P (4)	
Charitable institutions	C (2)	C(2)	C(2)	C(2)	
Child day-care centers	P	P	P	C	17.50.080
Child day-care, large care homes, 9 to 14 persons	P	P	—	—	17.50.080
Child day-care, small care homes, 1 to 8 persons	P	P	—	—	
Detention facilities	—	—	—	C (2)	
Drive-through business - Nonrestaurants	—	C	C	C	17.50.090
Drive-through business - Restaurants	—	C	C	C	17.50.090
Emergency shelters	—		MC	MC	
Filming, long-term	C	C	C	C	
Filming, short term	P	P	P	P	
Laboratories	C (4)	P (4)	P (4)	P (4)	
Life/care facilities	C	C	C	—	17.50.120
Lodging - Hotel, motel	—	—	C (4)	—	17.50.150
Maintenance and repair services	—	—	C (4)	C (4)	
Medical services - Extended care	—	C (2)	—	—	
Medical services - Hospitals	—	—	C (2)	—	
Mortuaries, funeral homes	—	P	P (4)	P (4)	
Personal improvement services	—	P (4)	P (4)	P (4)	
Personal services	—	P (4)	P (4)	P (4)

City of Pasadena Zoning Code

Personal services - Restricted	—	—	C (4)	—	17.50.200
Printing and publishing	—	C (2)	P (4)	P (4)	
Printing and publishing - Limited	C	P	P	—	
Public maintenance & service facilities	—	—	C (4)	C (4)	
Public safety facilities	C	C (2)	C (2)	C (2)	
Vehicle services - Vehicle/equipment repair	—	C (4)	C (4)	C (4)	
Vehicle services - Washing/detailing	—	—	C (4)	C (4)	17.50.290
Vehicle services - Washing/detailing, small scale	—	P	P	P	17.50.200
INDUSTRY, MANUFACTURING & PROCESSING USES (3, 10)					
Commercial growing area	—	—	—	P	
Industry, restricted (4, 5)	—	—	C	P	
Industry, restricted, small-scale	—	P (5)	P (5)	P (5)	
Industry, standard (4, 5)	—	—	—	P	
Recycling - Small collection facilities	MC	MC	MC	MC	17.50.220
Recycling - Large collection facilities	—		C (4)	C (4)	17.50.220
Research and development - Non-Offices	C (4)	C (4)	P (4)	P (4)	17.50.240
Wholesaling, distribution and storage	—	—	C (4)	P (4)	
Wholesaling, distribution and storage, small scale	—	—	P	P	
TRANSPORTATION, COMMUNICATIONS & UTILITY USES					
Accessory antenna array	P	P	P	P	
Alternative fuel/recharging facilities (3, 4, 10)	—	C	C	C	
Commercial off-street parking (3)	C	C	C	C	
Communications facilities (3, 4, 10)	—	—	P	P	
Heliports	—	—	C	C	
Transportation terminals	—	—	C	C	
Utility major	C	C	C	C	
Utility minor	P	P	P	P	
Vehicle storage (3, 4, 10)	—	—	C	C

City of Pasadena Zoning Code

Wireless telecommunications facilities, major	C	C	C	C	17.50.310
Wireless telecommunications facilities, minor	MC	MC	MC	MC	17.50.310

Notes:

1. See Chapter 17.80.020 for definitions of the listed land uses.
2. Uses on sites greater than two acres that were established after June 30, 1985, shall require a zone change to PS (Public, Semi-Public).
3. Use subject to limitations on hours of operation. See Section 17.40.070 (Hours of Operation).
4. Conditional Use Permit approval required for a nonresidential project or nonresidential portion of a mixed-use project exceeding 25,000 sq.ft. of gross floor area; except for a project with an approved master development plan, tenant improvements, or a project that is in the City's approved capital improvement budget.
5. Auto dismantling is not permitted.
6. Limited to accessory facilities of a principal use.
7. The maximum area (either interior or exterior) in which support services are offered or located shall not exceed 250 sq. ft.
8. A club or lodge established prior to September 9, 1996, is a permitted (P) use.
9. A minor conditional use permit is required to establish a new use. An existing use is a permitted (P) use.
10. No more than five large trucks (except trucks associated with vehicle services - sales and leasing) shall be stored on each site. This restriction shall apply to new uses or uses which expand by more than 30 percent of gross floor.

Table 3-6 — Allowed Uses and Permit Requirements
East Pasadena Specific Plan (EPSP) Subarea d2 and d3 Districts

LAND USE (1)	PERMIT REQUIREMENT BY ZONE							Specific Use Standards
	CO	CL	CG	IG	PS	CO	CG	
RESIDENTIAL USES								
Boarding houses	—	P	—	—	—	—	—	
Caretaker quarters	P	P	P	MC	C	P	P	
Dormitories	—	P	—	—	C (5)	—	—	
Fraternities, sororities	—	P	—	—	C	—	—	
Home occupations	P	P	P	—	—	P	P	17.50.110
Mixed-use projects (3, 4)	—	P	—	—	—	—	—	
Multi-family housing	P	P	P	—	C (5)	P	P

City of Pasadena Zoning Code

Residential accessory uses and structures	P	P	P	—	MC	P	P	17.50.250
Residential care, general	C (2)	C (2)	—	—	C	C (2)	—	
Residential care, limited	P	P	—	—	—	P	—	
Senior affordable housing	—	—	—	—	C	—	—	17.50.280
Single-family housing	P	P	—	—	C (5)	—	—	
Single-room occupancy	—	—	P	—	—	—	P	17.50.300
Transition housing	P (6)	P (6)	—	—	—	—	P (6)	
RECREATION, EDUCATION & PUBLIC ASSEMBLY USES (3, 10)								
Adult businesses	—	—	E (4)	—	—	—	E (4)	17.50.030
Clubs, lodges, private meeting halls	C (2)	C (2, 7)	P (2)	C (2)	C	C (2)	P (2)	
Colleges - Nontraditional campus setting	P (4)	P (4)	P (4)	P (4)	C	P (4)	P (4)	
Colleges - Traditional campus setting	C (2)	C (2)	C (2)	—	C	C (2)	C (2)	
Commercial entertainment	—	E (4)	E (4)	E (4)	—	—	E (4)	17.50.130
Commercial recreation - Indoor	—	C (4)	C (4)	C (4)	—	—	C (4)	17.50.130
Commercial recreation - Outdoor		C (4)	C (4)	C (4)			C (4)	17.50.130
Cultural institutions	P (2)	P (2)	P (2)	C (2)	C	P (2)	P (2)	
Electronic game centers	—	C (4)	C (4)	C (4)	—	—	C (4)	17.50.100
Internet access studios	—	C (4)	C (4)	C (4)	—	—	C (4)	17.50.100
Park and recreation facilities	C	C	C	C	C	C	C	
Religious facilities (2)	C	MC (8)	MC (8)	—	C	C	MC (8)	17.50.230
with columbarium	C (2)	P (2)	P (2)	—	MC	P (2)	P (2)	17.50.230
with temporary homeless shelter	C (2)	P (2)	P (2)	—	C	C (2)	P (2)	17.50.230

City of Pasadena Zoning Code

Schools - Public and private	—	C (2)	C (2)	—	C	—	C (2)	17.50.270
Schools - Specialized education and training	MC (4)	P (4)	P (4)	P (4)	—	—	P (4)	
Street fairs	P	P	P	P	—	P	P	
Tents		TUP	TUP	TUP	TUP	TUP	TUP	TUP
OFFICE, PROFESSIONAL & BUSINESS SUPPORT USES (3, 10)								
Automated teller machines (ATM)	P	P	P	P	—	P	P	17.50.060
Banks and financial services	C (4)	P (4)	P (4)	P (4)	—	C (4)	P (4)	
with walk-up services	C	P	P	P	—	C	P	17.50.060
Business support services	C (4)	P (4)	P (4)	P (4)	—	—	P (4)	
Offices - Accessory to primary use	P	P	P	P	P	P	P	
Offices - Administrative business professional	P (4)	P (4)	P (4)	P (4)	C (5)	P (4)	P (4)	
Offices - Governmental	P	P	P	C	C	P	P	
Offices - Medical	P (4)	P (4)	P (4)	P (4)	C	P (4)	P (4)	
Research and development - Offices	P (4)	P (4)	P (4)	P (4)	—	P (4)	P (4)	17.50.240
Work/live units	—	—	C	C	—	—	C	17.50.370
RETAIL SALES (3, 10)								
Alcohol sales - Beer and wine	C	C	C	—	—	C	C	17.50.040
Alcohol sales - Full alcohol sales	C	C	C	—	—	C	C	17.50.040
Animal services - retail sales*	—	P (4)	P (4)	P (4)	—	—	P (4)	
Bars or taverns	—	C (4)	C (4)	C (4)	C (5)	—	C (4)	17.50.040
with live entertainment	—	C	C	C	C	—	C	17.50.120
Building materials and supplies sales (3, 4)	—	—	P (9)	P	—	—	—	
Commercial nurseries	—	P (4)	P (4)	P (4)	—	—	P (4)	
Convenience stores	—	C	C	C	—	—	C	
Firearm sales	—	—	—	C	—	—	—

City of Pasadena Zoning Code

				(4)				
Food sales	P (4)	P (4)	P (4)	—	—	P (4)	P (4)	
Internet vehicle sales	C (4)	C (4)	C (4)	C (4)	—	C (4)	C (4)	
Liquor stores	C (4)	C (4)	C (4)	—	—	C (4)	C (4)	17.50.040
Pawnshops	—	—	C (4)	—	—	—	C (4)	17.50.200
Restaurants	C (4)	P (4)	P (4)	P (4)	C (5)	—	P (4)	17.50.260
with live entertainment	—	P (4)	P (4)	P (4)	P (5)	—	P (4)	
Restaurants, fast food	—	P (4)	P (4)	P (4)	C (5)	—	P (4)	17.50.260
Restaurants, formula fast food	—	P (4)	P (4)	P (4)	C (5)	—	P (4)	17.50.260
Retail sales	C (4)	P (4)	P (4)	P (4)	P (5)	C (4)	C (4)	
Seasonal merchandise sales	P	P	P	P	—	P	P	17.50.180
Significant tobacco retailers	—	—	C (4)	C (4)	—	—	C (4)	17.50.330
Swap meets	—	—	C (4)	C (4)	—	—	C (4)	
Temporary uses	TUP	TUP	TUP	TUP	TUP	TUP	TUP	
Vehicle services - Automobile rental	—	C (4)	C (4)	C (4)	—	—	C (4)	
Vehicle services - Sales and leasing	—	—	—	C (4)	—	—	—	17.50.360
Vehicle services - Sales and leasing - limited	—	—	—	C (4)	—	—	—	17.50.360
Vehicle services - Service station	—	C (4)	C (4)	C (4)	—	—	C (4)	17.50.290
SERVICES (3, 10)								
Adult day-care - General	C(2)	C(2)	C(2)	C(2)	C(2)	C(2)	C(2)	
Adult day-care - Limited	P	P	—	—	—	P	—	
Ambulance services	—	—	P (4)	P (4)	—	—	P (4)	
Animal services - Boarding	—	—	—	P	—	—	—

City of Pasadena Zoning Code

Animal services - Grooming	—	P (4)	P (4)	P (4)	—	—	P (4)	
Animal services - Hospitals	—	—	—	P (4)	—	—	—	17.50.050
Catering services	—	P (4)	P (4)	P (4)	—	—	P (4)	
Charitable institutions	C(2)	C(2)	C(2)	C(2)	—	C(2)	C(2)	
Child day-care centers	P	P	P	P	C	P	P	17.50.080
Child day-care, large care homes, 9 to 14 persons	P	P	—	—	C	P	—	17.50.080
Child day-care, small care homes, 1 to 8 persons	P	P	—	—	C	P	—	
Drive-through business - Nonrestaurants	—	C	C	C	—	—	C	17.50.090
Drive-through business - Restaurants	—	C	C	C	—	—	C	17.50.090
Emergency shelters	—	—	MC	MC	—	—	MC	
Filming, long-term	C	C	C	C	C	C	C	
Filming, short-term	P	P	P	P	P	P	P	
Laboratories	P (4)	P (4)	P (4)	P (4)	—	C (4)	P (4)	
Life/care facilities	—	C	C	C	—	—	C	17.50.130
Lodging - Bed and breakfast inns	C (4)	C (4)	—	—	—	C (4)	—	17.50.140
Lodging - Hotels, motels	—	—	C (4)	C (4)	—	—	C (4)	17.50.150
Medical services - Extended care	C (2)	C (2)	—	—	C	C (2)	—	
Medical services - Hospitals	—	—	C (2)	—	C	—	C (2)	
Mortuaries, funeral homes	—	P	C (4)	—	—	—	C (4)	
Personal improvement services	MC (4)	P (4)	P (4)	P (4)	—	—	P (4)	
Personal services	MC (4)	P (4)	P (4)	P (4)	—	—	P (4)	
Personal services - restricted	—	—	C (4)	C (4)	—	—	C (4)	17.50.200
Printing and publishing	—	P (4)	P (4)	P (4)	—	—	P (4)	
Printing and publishing - Limited	C	P	P	—	—	—	P	
Public maintenance &					C

City of Pasadena Zoning Code

service facilities	C	P	P	—	(5)	—	P	
Public safety facilities	C (2)	C (2)	C (2)	C (2)	C (2)	C (2)	C (2)	
Vehicle services - Washing/detailing	—	C (4)	C (4)	C (4)	—	—	—	17.50.290
Vehicle services - Washing/detailing, small scale	—	P	P	P	P	—	P	17.50.290
INDUSTRY, MANUFACTURING & PROCESSING USES (3, 10)								
Commercial growing area	—	P	P	P	—	—	P	
Industry, restricted	—	—	C (4)	P (4)	—	—	C (4)	
Industry, restricted, small-scale	—	P	P	P	—	—	—	
Industry, standard	—	—	—	P (11)	—	—	—	
Recycling - Small collection facilities	MC	MC	MC	MC	—	MC	MC	17.50.220
Recycling - Large collection facilities	—	—	C (4)	C (4)	—	—	—	17.50.220
Research and development - Non-Offices	C (4)	C (4)	P (4)	P (4)	—	C (4)	—	17.50.240
Wholesaling, distribution and storage	—	—	C (4)	P (4)	—	—	C (4)	
Wholesaling, distribution and storage, small scale	—	—	C	P	—	—	C	
TRANSPORTATION, COMMUNICATIONS & UTILITY USES								
Accessory antenna array	P	P	P	P	—	P	P	
Alternative fuel/recharging facilities (3, 4, 10)	—	C	C	C	—	—	C	
Accessory antenna array	P	P	P	P	—	P	P	
Communications facilities (3, 4, 10)	—	—	P	P	—	—	P	
Commercial off-street parking	C (3)	C (3)	C (3)	C (3)	—	C (3)	C (3)	
Heliports	—	—	C	C	C	—	C	
Transportation terminals	—	—	C (9)	C	C	—	C	
Utility, major	C	C	C	C	C	C	C	
Utility, minor	P	P	P	—	P	P	P

City of Pasadena Zoning Code

Vehicle storage (3, 4, 10)	—	—	C	C	—	—	—	
Wireless telecommunications facilities, major	C	C	C	C	C	C	C	17.50.310
Wireless telecommunications facilities, minor	MC	MC	MC	MC	MC	MC	MC	17.50.310
TRANSIT-ORIENTED DEVELOPMENT								
Transit-oriented development (3, 4)		P	P	P	P	—	P	P

Notes:

1. See Chapter 17.80.020 for definitions of the listed land uses.
2. Uses on sites greater than two acres that were established after June 30, 1985, shall require a zone change to PS (Public, Semi-Public).
3. Use subject to limitations on hours of operation. See Section 17.40.070 (Hours of Operation).
4. Conditional Use Permit approval required for a nonresidential project or nonresidential portion of a mixed-use project exceeding 25,000 sq.ft. of gross floor area; except for a project with an approved master development plan, tenant improvements, or a project that is in the City's approved capital improvement budget.
5. Limited to accessory facilities of a principal use.
6. The maximum area (either interior or exterior) in which support services are offered or located shall not exceed 250 sq. ft.
7. A club or lodge established prior to September 9, 1996, is a permitted (P) use.
8. A Minor Conditional Use Permit is required to establish a new use. An existing use is a permitted (P) use.
9. Limited to sites south of Foothill Boulevard.
10. No more than five large trucks (except trucks associated with vehicle services - sales and leasing) shall be stored on each site. This restriction shall apply to new uses or uses which expand by more than 30 percent of gross floor.
11. Auto dismantling is not permitted.

17.32.060 - EPSP Additional Land Use Regulations

A. **Big box retail.** Big box retail shall not be permitted in EPSP d-2. Big box retail is defined as a retail or wholesale store of more than 75,000 square feet in area with centralized cashiering facilities.

17.32.070 - EPSP Development Standards

A. **Standards for all projects.** Subdivisions, new land uses and structures, and alterations to existing land uses and structures, shall be designed, constructed, and established in compliance with the requirements of this Section, in addition to the applicable standards (e.g., landscaping, parking and loading, etc.) in Articles 4

City of Pasadena Zoning Code

(Site Planning and General Development Standards) and 5 (Standards for Specific Land Uses). Principal and accessory structures shall meet the same development standards unless otherwise modified in this Zoning Ordinance.

B. **Interim development standards.** Subdivisions, new land uses and structures, and alterations to existing land uses and structures shall comply with the interim standards in Section 17.32.090 (Amount of Permitted Development and Allocation of Density) until the roadway extensions specified in the East Pasadena Specific Plan are completed.

Table 3-7 — East Pasadena Subarea D1 Standards

Development feature	**SUBAREA D1 REQUIREMENTS**			
	CO	**CL**	**CG**	**IG**
Minimum lot size (1)	***Minimum area and width for new lots.***			
Area	7,200 sf	Determined through the subdivision process.		
Width	55 ft			
Residential uses	***Standards applicable to residential uses where allowed in nonresidential districts.***			
Maximum density	48 units per acre	32 units per acre	N.A.	N.A.
with density bonus	See 17.42.	See 17.42.		
Standards	Follow standards of the RM-48 district	Follow standards of the RM-32 district		
Setbacks	***Minimum setbacks required. See Section 17.40.160 for setback measurement, allowed projections and encroachments into setbacks, and exceptions to setbacks.***			
Front	20 ft	5 ft	5 ft	5 ft
Sides	10 ft	15 ft and within the encroachment plane (17.40.160) adjacent to an RS or RM zone; 0 ft required otherwise.		0 ft
Corner side	15 ft	5 ft	5 ft; plus 1 foot of setback for each 10 ft of height or portion thereof over 45 ft.	5 ft
Rear	10 ft	15 ft and within the encroachment plane (17.40.150) adjacent to an RS or RM zone; 0 ft required otherwise.		0 ft
Height limit	***Maximum height of main structures. See 17.40.060 for***

Anchor Pacific Company

Real Estate Appraisals and Consulting

RESUME FOR

REAL ESTATE APPRAISAL

WILLIAM H. BORTZ

2450 Mission Street, Suite 22 San Marino, CA 91108
(626) 403-8470 FAX (626) 403-8473

WILLIAM H. BORTZ
2450 Mission St., Suite 22
San Marino, Ca. 91108

SUMMARY

Presently a partner in the real estate appraisal firm Anchor Pacific Company for whom I had been an independent fee appraiser since 1992. Previously a financial analyst with 22 years of increasingly responsible experience in investigative research, credit analysis, report writing I am now a Certified General Real Estate Appraiser, **Appraiser's License #AG012078**. Currently, I am a candidate for a senior designation of the American Society of Appraisers (ASA).

EXPERIENCE

ANCHOR PACIFIC CO, San Marino, Ca (Partner since Jan. 1, 1996 - present)
INDEPENDENT FEE APPRAISER, Associated with Anchor Pacific Co, San Marino, Ca. (May, 1992-March, 1993; January, 1994-December, 1995)

* *Have completed appraisals of single family, commercial, office, units and raw land in URAR form and narrative formats.*
* *Have done feasibility and market price studies*
* *Employee Relocation Appraisals*

HOME SAVINGS OF AMERICA, Monterey Park and San Marino, Ca. (April, 1993-December, 1993)

* *Prepared Single Family and condominium appraisals on URAR forms.*

DUN & BRADSTREET, Regional Office, Los Angeles, Ca.-Information Resources/Operations (April,1970-March,1992)

Metro Business Analyst Advanced (1988-1992)

* *Conduct revision of computerized database files*
* *Respond to specific credit inquiries*

Specialized Credit Analyst (So. Cal. Region, 1984-1988; LA area 1974-1984)

* *Produced detailed credit analysis in response to specific requests*
* *Researched, investigated and interviewed Key people for each analysis*
* *Integrated information (including financial data) and wrote each analysis*

Supervisor/Manager (1971-1974) **Business Analyst** (1970-1971)

* *Supervised credit analysts and staff (8-12 people)*
* *Prepared individual credit reports on companies for subscriber/clients*
* *Maintained proper work schedules to meet time deadlines*

FIRST NATIONAL CITY BANK, New York City and Panama, Republic of Panama (1966-1969), **Assistant Accountant**

* *Supervised operations of branch network in Republic of Panama*
* *Planned and implemented small business loan program*

EDUCATION

COLLEGE:

B.S. - Georgetown University, School of Foreign Service, Washington, D.C.
MBA - Loyola Marymount University, Los Angeles, Ca.

REAL ESTATE APPRAISAL CLASSES:

Residential Appraisal, Income Property Appraisal, Commercial Real Estate Appraisal, Appraisal Standards of Practice and Ethics, Standards of Professional Practice, Part A (USPAP), Appraisal Mathematics, Standards of Professional Practice, Part B; Stats, Capitalization, Partial Interests and Reports; Appraisal Principals and Techniques, Capitalization and Cash Flow (268 hours total)

APPRAISAL SEMINARS/CONTINUING EDUCATION (PARTIAL)

Appraisal Tech 2001 Seminar & workshop – R. E. Comm. Res./Appraisal Today
Appraising Exceptional Homes - Appraisal Institute, SoCal Chapter
The Appraiser in Cyberspace - Appraisal Institute, SoCal Chapter
National Technology Videoconference - Appraisal Institute, National
Principles & Techniques of Appraisal Review - Ntl Assoc of Review Appr
Limited Appraisal Reports - Acheson Appraisal Services
Fundamentals of Relocation - Empl Relocation Council, Ntl Conference
Perspective on 2-4 unit Appraisals - Valuation Information Technology
Winning Office Workshop - Appraisal Education Foundation
Internet for Appraisers - Clipboard Seminars
Fundamentals of Relocation Appraising - Appraisal Inst & Empl Reloc Council
Loss Prevention for Real Estate Appraisers - Appraisal Inst, SoCal Chapter
Litigation Skills - Appraisal Institute, SoCal Chapter
The MLS-How to Access, Use & Understand - Clipboard Seminars
Residential Underwriting Guidelines - Appraisal Inst, Pacific Chapter
Residential Econometrics - Appraisal Inst, Pacific Chapter
Metroscan for Windows - Transamerica Intellitech
Data Confirmation and Verification Methods - Appraisal Inst, Pacific Chapter
When and How to Write an Addendum - Doc Rupel's Seminars
Bradford Technology Software Training - Bradford Technologies
(14 hours per year required for recertification)

STATE OF CALIFORNIA

Business, Transportation & Housing Agency

OFFICE OF REAL ESTATE APPRAISERS

REAL ESTATE APPRAISER LICENSE

OREA APPRAISER IDENTIFICATION NUMBER AG012078

WILLIAM H. BORTZ III

has successfully met the requirements for a license as a general real estate appraiser in the State of California and is, therefore, entitled to use the title "Certified General Real Estate Appraiser".

This license has been issued in accordance with the provisions of the Real Estate Appraisers' Licensing and Certification Law.

OFFICE OF REAL ESTATE APPRAISERS

Anthony F. Mazarski

Date Issued: April 5, 2003

Date Expires: April 4, 2005

Audit No. 45282